Exhibit 99.2

XL Financial Assurance Ltd.
(Incorporated in Bermuda)

Financial Statements
For the years ended December 31, 2007, 2006 and 2005
(expressed in U.S. dollars)

XL Financial Assurance Ltd
Contents to Financial Statements
December 31, 2007, 2006 and 2005

Report of Independent Registered Public Accounting Firm	2

Financial Statements

Balance Sheets at December 31, 2007 and 2006	3

Statements of Operations and Comprehensive Income (Loss) for the years ended
December 31, 2007, 2006 and 2005	4

Statements of Changes in Shareholder’s Equity for the years ended
December 31, 2007, 2006 and 2005	5

Statements of Cash Flows for the years ended
December 31, 2007, 2006 and 2005	6

Notes to Financial Statements	7–41

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
XL Financial Assurance Ltd.

In our opinion, the accompanying balance sheets and the related statements of operations and comprehensive income (loss) of, changes in shareholder’s equity and of cash flows present fairly, in all material respects, the financial position of XL Financial Assurance Ltd. (the “Company”) at December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 2 to the financial statements, following significant losses in 2007, the ratings of the Company and XL Capital Assurance Inc., an affiliated primary, have been downgraded by the three major rating agencies. As a consequence, XL Capital Assurance Inc., which provides the majority of the Company’s reinsurance business, has suspended writing substantially all new business. The Company will administer its existing policies, including collecting premiums and paying claims. However, the resumption of normal business operations is not expected in the near term.

/s/ PricewaterhouseCoopers
Hamilton, Bermuda
March 24, 2008

XL Financial Assurance Ltd.
Balance Sheets
As at December 31, 2007 and 2006

(U.S dollars in thousands, except share amounts)

	2007	2006

Assets:
Investments:
Debt securities, at fair value (amortized cost: 2007 - $1,919,803 ; 2006 - $1,420,391)	$1,935,130	$1,404,197
Short-term investments, at fair value (amortized cost: 2007 - $31,613 ; 2006 - $207,951)	31,498	206,923

Total investments	1,966,628	1,611,120

Cash and cash equivalents	26,336	86,528
Accrued investment income	15,605	13,355
Deferred acquisition costs	179,532	145,929
Prepaid reinsurance premiums	76,474	41,915
Reinsurance balances receivable	63,118	18,681
Unpaid losses and loss expenses recoverable	394,384	78,230
Derivative assets	145,204	11,148
Note receivable—affiliate	75,000	—
Other assets	2,583	452

Total assets	$2,944,864	$2,007,358

Liabilities, redeemable preferred shares and shareholder’s equity Liabilities:
Unpaid losses and loss expenses	$983,492	$156,733
Deferred premium revenue	843,933	699,264
Reinsurance balances payable	35,654	7,308
Accounts payable and accrued liabilities	946	1,962
Amounts due to affiliates	2,671	4,039
Derivative liabilities	677,442	4,685

Total liabilities	2,544,138	873,991

Contingencies and Commitments (Note 18)
Redeemable preferred shares:
Minority interest - Series A Redeemable preferred shares	$39,000	$54,016

Shareholder’s equity:
Common shares (par value of $120 per share;
10,000 shares authorized; 2,449 issued and outstanding as at
December 31, 2007 and 2006, respectively)	294	294
Additional paid-in capital	754,665	659,665
Accumulated other comprehensive income (loss)	15,212	(17,221)
Accumulated (deficit) retained earnings	(408,445)	436,613

Total shareholder’s equity	361,726	1,079,351

Total liabilities, redeemable preferred shares and shareholder’s equity	$2,944,864	$2,007,358

See accompanying Notes to Financial Statements.

XL Financial Assurance Ltd.
Statements of Operations and Comprehensive (Loss) Income
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands)

	2007	2006	2005

Revenues:
Net premiums earned (Note 9)	$187,592	$166,671	$134,936
Net investment income	98,167	58,977	38,113
Net realized losses on investments	(2,136)	(14,873)	(3,229)
Fee and other income	145	1,269	675
Net realized and unrealized losses on derivative instruments	(541,097)	(7,374)	(6,412)

Total revenues	(257,329)	204,670	164,083

Expenses:
Net losses and loss adjustment expenses	517,980	14,059	16,852
Acquisition costs	53,590	48,326	41,205
Operating expenses	12,631	9,327	7,637

Total expenses	584,201	71,712	65,694

Net (loss) income	$(841,530)	$132,958	$98,389

Comprehensive (Loss) Income :
Net (loss) income	$(841,530)	$132,958	$98,389

Change in unrealized appreciation (depreciation) of investments	28,161	(29,014)	(22,592)

Other comprehensive income (loss)	32,433	732	(16,134)

Total Comprehensive (loss) income	$(809,097)	$133,690	$82,255

See accompanying Notes to Financial Statements.

XL Financial Assurance Ltd.
Statements of Changes in Shareholder’s Equity
For the years ended December 31, 2007, 2006 and 2005

(U.S dollars in thousands, except share amounts)

	2007	2006	2005

Common Shares – Number issued	2,449	2,449	2,449

Common Shares – Issued at par	$294	$294	$294

Additional Paid-in Capital
Balance – beginning of year	659,665	345,606	345,606
Capital contributions	225,000	314,059	—
Capital distribution	(130,000)	—	—

Balance - end of year	754,665	659,665	345,606

Accumulated Other Comprehensive (Loss) Income
Balance - beginning of year	(17,221)	(17,953)	(1,819)
Other comprehensive income (loss)	32,433	732	(16,134)

Balance - end of year	15,212	(17,221)	(17,953)

Accumulated (Deficit) Retained Earnings
Balance - beginning of year	436,613	323,127	231,714
Net (loss) income	(841,530)	132,958	98,389
Dividends on Series A redeemable preferred shares	(3,528)	(4,456)	(6,976)
Accumulated undeclared dividends on Series A redeemable preferred shares	—	(15,016)	—

Balance – end of year	(408,445)	436,613	323,127

Total Shareholder’s Equity	$361,726	$1,079,351	$651,074

See accompanying Notes to Financial Statements

XL Financial Assurance Ltd.
Statements of Cash Flows
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands)

	2007	2006	2005
Cash flows provided by operating activities:
Net (loss) income	$(841,530)	$132,958	$98,389
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Net realized losses on investments	2,136	14,873	3,229
Amortization of premium on debt maturities	2,950	2,884	3,401
Net realized and unrealized losses on credit derivatives	538,701	5,154	4,109
Accrued investment income	(2,250)	(4,159)	(2,433)
Unpaid losses and loss expenses	826,759	22,689	24,893
Deferred premium revenue	144,669	164,152	97,458
Unpaid losses & loss expenses recoverable	(316,154)	(11,836)	(10,953)
Deferred acquisition costs	(33,603)	(45,145)	(16,916)
Accounts payable and accrued liabilities	(1,016)	192	(968)
Amounts due to affiliates	(1,368)	28,955	(3,690)
Prepaid reinsurance premiums	(34,559)	21,119	(10,548)
Reinsurance balances receivable	(44,437)	(15,945)	38,123
Reinsurance balances payable	28,346	(7,808)	11,094
Other, net	(2,027)	61	(16,122)

Total adjustments	1,108,147	175,186	120,677

Net cash provided by operating activities	266,617	308,144	219,066

Cash flows used in investing activities:
Proceeds from sale of debt securities	92,249	256,440	479,838
Purchase of debt securities	(905,628)	(682,603)	(804,581)
Net sales (purchases) of short-term investments	115,175	(38,425)	61,574
Proceeds from maturity of debt securities and short-term investments	294,938	35,633	60,630

Net cash used in investing activities	(403,266)	(428,955)	(202,539)

Cash flows provided by (used in) financing activities:
Capital contribution	225,000	190,984	—
Capital distribution	(130,000)	—	—
Dividends paid on Series A redeemable preferred shares	(18,543)	(5,901)	(7,481)

Net cash provided by (used in) financing activities	76,457	185,083	(7,481)

Increase (decrease) in Cash and Cash Equivalents	(60,192)	64,272	9,046

Cash and Cash Equivalents – Beginning of year	86,528	22,256	13,210

Cash and Cash Equivalents – End of year	$26,336	$86,528	$22,256

Supplemental schedule of non-cash investing and financing activities: Transfer of debt securities on 12/22/06 from Parent Company with a fair value of $123,076

Transfer of debt securities on December 31, 2007 to affiliate with a fair value of $75,000

See accompanying Notes to Financial Statements.

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands, except share amounts)

1.	Organization and Business

     On October 14, 1998, XL Financial Assurance Ltd. (the “Company”) was incorporated with limited liability under the Bermuda Companies Act 1981 and is registered as a Class 3 insurer under The Insurance Act 1978, as amended (“The Act”). Except for a preferred stock interest which is owned by Financial Security Assurance Holdings Ltd. (“FSAH”), since its inception the Company was a wholly owned subsidiary of XL Insurance (Bermuda) Ltd (“XLI”), which in turn is an indirect wholly owned subsidiary of XL Capital, a public company whose shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “XL”. On March 17, 2006, XL Capital formed Security Capital Assurance Ltd. (“SCA”), as a wholly owned Bermuda based subsidiary holding company. On July 1, 2006, XL Capital caused the contribution of all its indirectly owned interests in its financial guarantee insurance and financial guarantee reinsurance operating businesses to SCA. The aforementioned operating businesses consisted of: (i) XL Capital Assurance Inc. (“XLCA”), and its wholly-owned subsidiary, XL Capital Assurance (U.K.) Limited (“XLCA-UK”), which are both indirect wholly owned subsidiaries of XL Capital and (ii) the Company.

     On August 4, 2006, SCA completed the sale of 18,009,119 of its common shares through an initial public offering (the “IPO”). SCA received net proceeds from the IPO of $341.3 million. In addition, XL Capital sold 5,430,774 of SCA’s common shares from its holdings directly to the public in a secondary offering concurrent with the IPO. SCA did not receive any of the proceeds from the aforementioned sale by XL Capital. Immediately after the IPO and the secondary offering, XL Capital owned approximately a 63 percent economic interest in SCA, adjusted for restricted share awards to the Company’s employees and management granted at the effective date of the IPO. In June 2007, XL Capital completed the sale of additional common shares of SCA from its holdings. SCA did not receive any of the proceeds from this sale. Immediately after such sale XL Capital owned approximately a 46 percent voting and economic interest in SCA, adjusted for restricted share awards to the Company’s employees and management outstanding as of such date. Prior to XL Capital’s sale of SCA common shares in June 2007, its voting interest in SCA was subject to limitations contained in SCA’s bye-laws.

     Apart from its preferred stock interest in the Company, FASH is not otherwise related to XL Capital or SCA.

     XLFA is primarily engaged in the business of providing reinsurance of financial guarantee insurance policies and CDS contracts issued by XLCA, subsidiaries of FSAH (see Note __), and certain other non-affiliated triple-A-rated financial guarantee primary insurance companies.

     Financial guarantee insurance provides an unconditional and irrevocable guarantee to the holder of a debt obligation of full and timely payment of principal and interest. In the event of a default under the obligation, the insurer has recourse against the issuer and/or any related collateral (which is more common in the case of insured asset-backed obligations or other non-municipal debt) for amounts paid under the terms of the policy. CDS contracts are derivative contracts which offer credit protection relating to a particular security or pools of specified securities. Under the terms of a CDS contract, the seller of credit protection makes a specified payment to the buyer of credit protection upon the occurrence of one or more specified credit events with respect to a referenced security. Credit derivatives typically provide protection to a buyer rather than credit enhancement of an issue as in traditional financial guarantee insurance.

2.	“Recent Developments, Risks and Uncertainties,” “Status of Regulatory Compliance and Other Factors to Consider in Regard to Risk and Uncertainties,” and “Management’s Current Strategic Plan Responding to Recent Developments, Risks and Uncertainties”

     XLCA, an affiliated company, provides the majority of the Company’s reinsurance business. By virtue of this relationship, the Company is exposed to many of the same risks and uncertainties facing XLCA and SCA as a consolidated group.

Recent Developments, Risks and Uncertainties

     The maintenance of triple-A ratings has been fundamental to the Company’s historical business plan and business activities. However, adverse developments in the credit markets generally and the mortgage market specifically in the second half of 2007, which accelerated in the fourth quarter, have resulted in material adverse effects on the Company’s business, results of operations, and financial condition. These effects include rating agency downgrades of, and significant provisions for losses and loss adjustment expenses associated with, certain of the residential mortgage backed securities (“RMBS”) and collateralized debt obligations (“CDOs”) of asset backed securities (“ABS CDOs”) reinsured by the Company (see Note 12). This caused the capital requirements for maintaining the Company’s historic triple-A ratings of each of the three rating agencies to increase materially and, subsequently, all three rating agencies (Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings (“Fitch”) and Standard & Poor’s Ratings Services (“S&P”) took the negative rating actions, described below, which have caused the Company to suspend writing substantially all new business resulting in the loss of new incremental earnings and cash flow. As discussed below, although there can be no assurance that the Company will be able to recommence writing new business in the near term or at all, the Company believes its liquidity resources are sufficient to fund its obligations and its statutory capital is sufficient to comply with its regulatory solvency requirements for at least the next twelve months.

  On January 23, 2008, Fitch downgraded the insurance financial strength (“IFS”) ratings of XLCA, XLCA-UK and the Company to “A” (Rating Watch Negative) from “AAA.”

  On February 25, 2008, S&P downgraded the IFS, financial enhancement and issuer credit ratings of XLCA, XLCA-UK and the Company to “A-” from “AAA” and each remains on CreditWatch with negative implications.

  On March 4, 2008, Moody’s placed the “A3” IFS ratings of XLCA, XLCA-UK and the Company on review for possible downgrade. Previously, on February 7, 2008, among other actions, Moody’s downgraded the IFS ratings of XLCA, XLCA-UK and the Company to “A3” (Negative Outlook) from “Aaa.”

  In addition, the Company’s results of operations and financial condition are subject to significant uncertainties, including the following:

  the Company continues to be materially exposed to risks associated with any continuing deterioration in the credit market sectors discussed above, as well as the spread of such deterioration to other sectors of the economy to which the Company has material business exposure. The extent and duration of any continued deterioration of the credit markets is unknown, as is the effect, if any, on potential claim payments and the ultimate amount of losses the Company may incur on obligations it has reinsured. As a result of the current level of the Company’s regulatory capital and the uncertainty associated with any future adverse loss development, there is a risk that should additional material adverse development of the Company’s loss reserves occur it could cause the Company to be out of compliance with regulatory minimum solvency requirements which could, in turn, cause the regulators of the Company to intervene its operations. For example, under certain circumstances, such as regulatory insolvency of the Company, a regulator could, among other things, rehabilitate or liquidate or limit the premiums the Company can write.

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands, except share amounts)

  Establishment of case basis reserves for losses and loss adjustment expenses requires the use and exercise of significant judgment by management, including estimates regarding the likelihood of occurrence and amount of a loss on a reinsured obligation. Actual experience may differ from estimates and such difference may be material, due to the fact that the ultimate dispositions of claims are subject to the outcome of events that have not yet occurred and, in certain cases, will occur over many years in the future. Examples of these events include changes in the level of interest rates, credit deterioration of reinsured obligations, and changes in the value of specific assets supporting reinsured obligations. Both qualitative and quantitative factors are used in establishing such reserves. In determining the reserves, management considers all factors in the aggregate, and does not attribute the reserve provisions or any portion thereof to any specific factor. Any estimate of future costs is subject to the inherent limitation on management’s ability to predict the aggregate course of future events. It should therefore be expected that the actual emergence of losses and loss adjustment expenses will vary, perhaps materially, from any estimate.

  Under certain of the Company’s reinsurance agreements, in the event of a ratings downgrade of the Company (which has already occurred) or other trigger events, the primary companies that have ceded business to the Company generally have the right (subject to applicable cure periods) to commute such reinsurance and take back all or a fixed percentage of all in-force business that has been ceded by such companies to the Company. In such event, the Company would be required to return to the primary company all or a portion of the statutory unearned premium in respect of such business at such time. While no request has been made to date, if all of the Company’s primary companies took back such business subject to these triggers, the Company estimates the amount of statutory unearned premium to be returned to such primary companies to be approximately $138.7 million, net of ceding commission, as of December 31, 2007. If such business were commuted due to the aforementioned circumstances, the Company’s future earnings would be adversely affected by the amount of returned premium, as well as the loss of any future installment premiums that the Company would have received in thefuture from such returned business.

Status of Regulatory Compliance and Other Factors to Consider in Regard to Risk and Uncertainties

  As of December 31, 2007, the Company was in compliance, in all material respects, with regulatory requirements it is subject to.

  In early 2008 the Company entered into certain reinsurance with XLCA, in addition to those put in place in late 2007, which are intended to mitigate the adverse effects on XLCA’s statutory solvency of future loss development, as well as mitigate the adverse effects on XLCA’s equity, as determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), from the change in fair value of XLCA’s guarantees of CDS contracts.

  Based on its current projections management believes that the Company could incur adverse case basis loss reserve development subsequent to 2007 up to 80% of its case basis reserves at December 31, 2007, after giving effect to reinsurance, and still maintain compliance with its regulatory solvency requirements. Actual experience may differ from estimates and such differences may be material.

  Management has analyzed the effect on the Company if all primary companies it reinsures were to commute such reinsurance and take back all of the in- force business that has been ceded by such companies to the Company, and believes that while, at December 31, 2007, such an event would require Company to return to such primary companies approximately $138.7 million, net of ceding commissions, the event would be substantially mitigated by the fact that it would also: (i) reduce the amount of capital the Company is required to maintain by rating agencies to support its business, which the Company estimates to be approximately$250.0 million to $400.0 million depending on the rating agency, and (ii) reduce, by approximately $235.0 million, the amount of letter of credits the Company maintains for the benefit of the reinsured primary companies.

     The Company believes its liquidity resources are sufficient to fund its obligations and its statutory capital is sufficient to comply with its regulatory solvency requirements for at least the next twelve months.

Management’s Current Strategic Plan Responding to Recent Developments, Risks and Uncertainties

     In response to the recent developments and the risks and uncertainties noted above, the Company has been exploring strategic options with its advisors, regulators, potential investors and counterparties to preserve and potentially enhance its capital resources, address the rating agencies requirements, and eventually restore the Company’s ratings to a level sufficient to permit it to recommence writing new business. However, management cannot provide any assurance that the Company can successfully address the rating agencies’ requirements or when, and if, the Company will be able to recommence writing new business.

     The Company has developed a strategic plan focused on: (i) mitigating the risk of non-compliance with regulatory solvency requirements, (ii) maintaining or enhancing the Company’s liquidity, (iii) increasing the amount of capital available to support its ratings, and (iv) mitigating uncertainty in regard to adverse loss reserve development. The primary elements of the Company’s strategic plan include:

  suspending the writing of substantially all new business; as the Company’s in-force business runs-off or matures, capital that currently supports such business and, accordingly, is not otherwise currently available to be used by the Company, will become available and enhance the Company’s ability to comply with regulatory and rating agency capital requirements;

  pursuing commutation, restructuring or settlement of guarantees insured or reinsured by the Company, particularly with the Company’s CDO counterparties, in order to mitigate uncertainty in regard to adverse reserve development and generate available capital (as discussed above);

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands, except share amounts)

  exploring the commutation of assumed reinsurance agreements or entering into new ceded reinsurance agreements to reduce the capital that the Company is required to maintain in support of its ratings by rating agencies;

  realigning the Company’s cost structure to reflect current business conditions, including staff reductions;

  seeking to raise new capital from third parties under more favorable market conditions than exist at the present time; and

  continuing to investigate longer term strategic alternatives, including the restructuring of the Company’s business to facilitate the creation or raising of new capital.

     There can be no assurance that the Company’s strategic plan will not evolve or change over time, will be successfully implemented or when and if it will address the requirements of the rating agencies. In addition, there can be no assurance that the Company will be able to recommence writing new business in the near term or at all. If the Company is unable to successfully execute its strategic plan, it will have a material adverse effect on its financial condition and results of operations.

     The Company believes its liquidity resources are sufficient to fund its obligations and it statutory capital is sufficient to comply with its regulatory solvency requirements for at least the next twelve months.

3.	Summary of Significant Accounting Policies

Basis of Preparation

     The accompanying financial statements present the historical financial position, results of operations and cash flows of the Company. These financial statements have been prepared in conformity with GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could, and likely will, differ from those estimates. Accounting policies requiring significant estimates consist of those relating to the Company’s credit derivative contracts, deferred acquisition costs, investments, and reserves for unpaid losses and loss expenses, as discussed in this note. Certain amounts in 2006 and 2005 were reclassified to conform to the current year presentation.

Investments

     All of the Company’s investments in debt securities are considered available-for-sale and accordingly are carried at fair value. The fair value of investments is based on quoted market prices received from nationally recognized pricing services or, in the absence of quoted market prices, dealer quotes or matrix pricing. Adverse credit market conditions during the second half of 2007 caused some markets to become relatively illiquid, thus reducing the availability of certain data used by the independent pricing services and dealers. The net unrealized appreciation or depreciation on investments, is included in accumulated other comprehensive income (loss). Any unrealized depreciation in value considered by management to be other than-temporary is charged to income in the period that such determination is made.

     At the end of each accounting period, the Company reviews unrealized losses on its investment securities to identify declines in fair value that are other-than-temporary. This review involves consideration of several factors including: (i) the time period during which the security has been in a continuous unrealized loss position, (ii) an analysis of the liquidity, business prospects and overall financial condition of the issuer, (iii) the significance of the decline, (iv) an analysis of the collateral structure and other credit support, as applicable, of the securities in question and (v) the Company’s intent and ability to hold the investment for a sufficient period of time for the value to recover. Where the Company concludes that a decline in fair value is other-than-temporary, the cost of the security is written down to fair value and a corresponding loss is realized in the period such determination is made.

     With respect to securities where the decline in value is determined to be temporary and the security’s value is not written down, a subsequent decision may be made to sell that security and realize a loss. Subsequent decisions on security sales are made within the context of overall risk monitoring, changing information, general market conditions and assessing value relative to other comparable securities.

     Bond discounts and premiums are amortized on a level yield basis over the remaining terms of securities acquired. For pre-refunded bonds, the remaining term is determined based on the contractual refunding date. For mortgage-backed securities, and any other holdings for which prepayment risk may be significant, assumptions regarding prepayments are evaluated periodically and revised as necessary. Any adjustments required due to the resulting change in effective yields are recognized in income.

      Short-term investments comprise securities with maturities equal to or greater than 90 days but less than one year at time of purchase. Cash equivalents include fixed-interest and money market fund deposits with a maturity of less than 90 days when purchased.

     All investment transactions are recorded on a trade date basis. Realized gains and losses on sales of debt securities are determined on the basis of average cost. Investment income is recognized when earned.

     The Company’s policy is to not invest in obligations which it insures, and there were no such obligations included in the Company’s investment portfolio as of December 31, 2007 or 2006.

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands, except share amounts)

Premiums and Acquisition Costs

     Assumed premiums received on an upfront basis are earned in proportion to the expiration of the underlying guaranteed risk or amortization of the underlying principal amount of the insured debt. Installment premiums assumed are earned on a pro-rata basis over the installment period, which is generally one year or less.

     Deferred premium revenue represents the portion of assumed premiums which is applicable to the unexpired terms of reinsured policies in force. When a reinsured policy is retired or defeased prior to the end of the expected period of coverage, the remaining deferred premium, less any amount credited to a refunding issue reinsured by the Company, is recognized in income at that time.

     Certain costs incurred, relating to and varying with the production of new business have been deferred. These costs include ceding commissions and certain taxes paid to the reinsured company. Deferred acquisition costs are netted against ceding commissions received and amortized in relation to, and over periods in which, the related premiums are earned. When a reinsured policy is retired or defeased prior to the end of the expected period of coverage, the remaining deferred acquisition costs less any amount credited to a refunding issue reinsured by the Company is recognized at such time.

     The Company recognizes a premium deficiency if the sum of expected losses and loss adjustment expenses, maintenance costs and unamortized policy acquisition costs exceeds the related unearned premiums, the anticipated present value of future premiums under installment contracts written, and anticipated investment income. When the Company has a premium deficiency that is greater than unamortized acquisition costs, the unamortized acquisition costs are reduced by a charge to expense, and a liability (if necessary) would be established for any remaining deficiency. For policies reinsured with third parties the Company receives ceding commissions to compensate for acquisition costs incurred.

     In addition, when a reinsured debt obligation is retired early, is called by the issuer or is in substance paid in advance through a refunding accomplished by placing U.S. Government securities in escrow, the remaining deferred premium revenue is earned at that time since there is no longer risk to the Company. Net premiums earned for the years ended December 31, 2007, 2006, and 2005 include $13.6 million, $21.3 million and $12.3 million, respectively, related to refunded and called bonds.

Fee Income and Other

     The Company collects advisory and structuring fees in connection with certain transactions. Depending upon the type of fee received, the fee is either earned when services are rendered or deferred and earned over the life of the related transaction. Termination fees are earned when due and are included in the accompanying statements of operations under the caption “Fee and other income.” Structuring, waiver and consent, and commitment fees are included in the accompanying statements of operations as premiums and earned on a straight-line basis over the life of the related transaction.

Losses and Loss Adjustment Expenses

     The Company establishes reserves for unpaid losses and loss expenses on the business it reinsures (see Note 1) based on its best estimate of the ultimate expected incurred losses. The Company’s estimated ultimate expected incurred losses are comprised of: (i) case basis reserves, (ii) unallocated reserves, and (iii) cumulative paid losses to date. Establishment of such reserves requires the use and exercise of significant judgment by management, including with respect to estimates regarding the occurrence and amount of a loss on a reinsured obligation. Actual experience may differ from estimates and such difference may be material due to the fact that the ultimate dispositions of claims are subject to the outcome of events that have not yet occurred. Examples of these events include changes in the level of interest rates, credit deterioration of reinsured obligations, and changes in the value of specific assets supporting reinsured obligations. Both qualitative and quantitative factors are used in establishing such reserves. In determining the reserves, management considers all factors in the aggregate, and does not attribute the reserve provisions or any portion thereof to any specific factor. Any estimate of future costs is subject to the inherent limitation on the Company’s ability to predict the aggregate course of future events. It should therefore be expected that the actual emergence of losses and loss adjustment expenses will vary, perhaps materially, from any estimate.

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands, except share amounts)

     Case basis reserves on financial guarantee reinsurance assumed are generally established upon notification from ceding companies. Case basis reserves are established by the Company’s ceding companies and its proportionate share of these reserves are reported to the Company on a monthly basis. Based on the Company’s evaluation of the loss activity reported to it on a monthly basis, as well as the results from its periodic reviews of its ceding companies’ underwriting and surveillance procedures, the Company may, in management’s judgment, establish case reserves greater than those reported by ceding companies.

     In addition to case basis reserves, the Company maintains an unallocated loss reserve for expected losses inherent in its in-force business that it expects to emerge in the future. The Company’s unallocated loss reserves represent its estimated ultimate liability from claims expected to be incurred in the future on its in-force reinsured business less outstanding case basis reserves and cumulative paid claims to date on such business. The Company’s unallocated reserves are estimated by management based upon an actuarial reserving analysis. The actuarial methodology applied by the Company is in accordance with Actuarial Standards of Practice No. 36, Determination of Reasonable Provision . The methodology applied is based on the selection of an initial expected loss ratio, as well as an expected loss emergence pattern (i.e., the expected pattern of the expiration of risk on in-force reinsured guarantees). Salvage and subrogation recoveries are implicit in the Company’s selected expected ultimate loss ratio as such ratio is derived from industry loss experience, which is net of salvage and subrogation recoveries (i.e., from the liquidation of supporting or pledged collateral assets). The implicit inclusion of salvage and subrogation recoveries in the Company’s selected expected ultimate loss ratio is consistent with the Company’s explicit consideration of collateral support in the establishment of its case basis reserves.

     The Company updates its estimate of unpaid losses and loss expense reserves quarterly and any resulting changes in reserves are recorded as a charge or credit to earnings in the period such estimates are changed. In connection therewith, the Company’s unallocated reserves are adjusted each period to reflect (i) any revisions to management’s estimate of expected ultimate losses, if any, and (ii) the underlying par risk amortization (or “loss development”) of the related reinsured in-force business (i.e., loss emergence pattern). As stated above, the Company’s estimated ultimate expected incurred losses comprise: (i) case basis reserves, (ii) unallocated reserves, and (iii) cumulative paid losses to date. As the Company establishes case basis reserves and pays claims it may, based on its judgment, reduce or increase the ultimate expected loss ratio used to determine unallocated reserves to reflect its best estimate of expected ultimate loss experience. In addition, under the Company’s accounting policy the Company may, based on its judgment, reduce unallocated reserves in response to significant case basis reserve and /or paid loss activity. The Company would only expect such reductions to occur in limited instances, such as economic events generating significant loss activity across a broad cross section of its in-force portfolio. The Company has not viewed its case basis reserve and paid loss activity to date to warrant a reduction of its unallocated reserves. While material case basis reserves were established by the Company in 2007, these reserves were concentrated in certain sectors of the Company’s in-force financial guarantee portfolio and were associated with unprecedented credit market events. As such, these events did not alter the Company’s perspective of the expected loss ratio associated with the remainder of the portfolio and the required level of unallocated reserves. Each quarterly period, there is an interplay between case basis reserves, unallocated reserves and cumulative paid losses to date, such that the aggregate thereof represents management’s best estimate of the ultimate losses it expects to incur on the Company’s in-force business. The process of establishing unallocated reserves and periodically revising such reserves to reflect the underlying par risk amortization and management’s current best estimate of ultimate losses will ultimately cause the cumulative loss experience over the life of a particular underwriting year’s business to equal the cumulative inception-to-date actual paid losses on such business.

     The Company’s initial selection of an initial expected loss ratio (and subsequent periodic updates thereof) was based on management’s judgment and considered the characteristics of its in-force financial guarantee reinsurance business (e.g. principally the mix of the Company’s in-force financial guarantee reinsurance business between public finance and structured finance business; however, the Company also considered the various bond sectors comprising the Company’s reinsured in-force business which are discussed in detail in Note 11 to the Financial Statements, as well as the credit profile of the Company’s reinsured portfolio of business), as well as the Company’s actual loss experience, the characteristics of the reinsured in-force business of companies comprising the financial guarantee industry and the actual loss experience of companies comprising the industry from the Company’s analysis referred to above. Other factors affecting market default levels and the assumptions important to the Company’s reserving methodology are implicit in its initial expected loss ratio. Such factors may include interest rates, inflation, taxes, industry trends in the valuation of certain asset classes and the overall credit environment. Based on this comparison, the Company adjusts its expected loss ratio as considered necessary to ensure that such ratio continues to be appropriate for the risks inherent in the Company’s in-force business.

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands, except share amounts)

     The Company’s unallocated loss reserve is established on an undiscounted basis and represents management’s best estimate of losses that the Company will incur in the future as a result of credit deterioration in the Company’s in-force business but which have not yet been specifically identified. The Company does not attempt to apportion unallocated reserves by type of product.

     The Company’s total reserves for unpaid losses and loss expenses represent a small fraction of the Company’s reinsured in-force par outstanding, which reflects the nature of the business the Company underwrites, which is consistent with that of the financial guarantee insurance industry and the loss experience of the industry. The Company believes that its reserves are adequate to cover its expected ultimate losses. However, due to the inherent uncertainties of estimating reserves for unpaid loss and loss expenses, actual experience may differ from the estimates reflected in the Company’s financial statements, and the differences may be material. While the Company believes that the underlying principles applied to loss reserving are consistent across the financial guarantee industry, differences may exist with regard to the methodology and measurement of such reserves. While the Company believes that the principles it applies are the most appropriate for the Company’s business and have been applied consistently within the periods presented, alternate methods may produce different estimates as compared to the current methodology used by the Company.

     The Company’s loss reserving policy, described above, is based on guidance provided in FASB Statement No.60 “Accounting and Reporting by Insurance Enterprises,” (“SFAS 60”), SFAS 5, “Accounting for Contingencies” and analogies to Emerging Issues Task Force (EITF) 85-20, “Recognition of Fees for Guaranteeing a Loan.” SFAS 60 requires that, for short-duration contracts, a liability for unpaid claim costs relating to insurance contracts, including estimates of costs relating to incurred but not reported claims, be accrued when insured events occur. Additionally, SFAS No. 5, requires that a loss be recognized where it is probable that one or more future events will occur confirming that a liability has been incurred at the date of the financial statements and the amount of loss can be reasonably estimated.

     Although SFAS 60 provides guidance to insurance enterprises, the Company does not believe SFAS 60 comprehensively addresses the unique attributes of financial guarantee contracts, as the standard was developed prior to the maturity of the financial guarantee industry. SFAS 60 provides guidance with respect to insurance contracts that are either short-duration or long-duration in nature. Financial guarantee contracts typically have attributes of both and, therefore, are difficult to classify as either. For instance, financial guarantee contracts are reported for regulatory purposes as property and liability insurance, normally considered short-duration, but have elements of long-duration contracts in that they are irrevocable and extend over a period that may be in excess of 30 years.

     The Company believes its loss reserving policy reflects the requirements of applicable accounting literature, as well as the fact that financial guarantee losses occur over time as a result of credit deterioration, operational difficulties of the insured obligor or fraud, which may not be specifically detected when they occur but which can be generally estimated across a portfolio of reinsured obligations based on the credit quality and nature of the portfolio and historical default data. The Company does, however, recognize premium revenue and policy acquisition costs in a manner consistent with the guidance provided in SFAS 60 for short-duration contracts. If the Company and the rest of the financial guarantee industry were required to classify its insurance contracts as either short-duration or long-duration or if new specific guidance for financial guarantee business emerges, different methods of accounting could apply with respect to loss reserving and liability recognition, and possibly extend to premium revenue and policy acquisition cost recognition. Additionally, there are differences in the methodology and measurement of loss reserves followed by other financial guarantee companies.

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands, except share amounts)

Reinsurance

     In the normal course of business, the Company purchases reinsurance coverage principally to increase aggregate capacity, manage its risk guidelines and to reduce the risk of loss on its in-force business. Reinsurance premiums ceded are earned over the period the reinsurance coverage is provided. Prepaid reinsurance premiums represent the portion of premiums ceded which is applicable to the unexpired term of reinsured policies in-force. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. Provision is made for any estimated uncollectible reinsurance.

Derivative Instruments

     The Company reinsures credit default swap (“CDS”) contracts and certain other credit derivatives. Under the terms of CDS contracts reinsured by the Company, the issuer is generally required to make payments to its counterparty in the event of specific credit events relating to assets referenced in the contracts after exhaustion of various first-loss protection levels.

     Assets referenced in in-force CDS contracts reinsured by the Company consist of structured pools of corporate obligations, such as ABS CDOs, collateralized loan obligations (“CLOs”), investment-grade corporate CDOs, CDOs of CDOs, and commercial mortgage-backed securities (“CMBS”). Such pools were awarded investment-grade ratings at the deals’ inception. At December 31, 2007, the notional amount outstanding of in-force CDS contracts reinsured by the Company was $55.3 billion ($51.8 billion net of reinsurance) and the weighted average term of such contracts was 8.6 years. In addition, based on such notional amount, as of December 31, 2007 approximately 93% of referenced assets underlying such in-force contracts were rated (based on S&P’s ratings) “AAA”, with 7% rated at or above investment-grade and less than 1% rated below investment-grade.

     As derivative financial instruments, CDS contracts reinsured by the Company are required to be reported at fair value in accordance with GAAP, with changes in fair value during the period included in earnings. The principal drivers of the fair value of the CDS contracts the Company reinsures include: (i) general market credit spreads for the type(s) of assets referenced in CDS contracts, (ii) the specific quality and performance of the actual assets referenced in the contracts, (iii) the amount of subordination in the transaction before liability attaches, (iv) the quality of the asset manager of the transaction, if applicable, (v) other customized structural features of such contracts (e.g. terms, conditions, covenants), (vi) the rating agency capital charge for the transaction, (vii) supply and demand factors, including the volume of new issuance and financial guarantee market penetration, as well as the level of competition in the marketplace, and (viii) in certain circumstances, the market perception of the Company’s ability to meet its obligations under its CDS contracts which may be implied by the cost of buying credit protection on the Company.

     The fair value of the Company’s in-force portfolio of CDS contracts represents management’s best estimate of the premium that would be required by a market participant to assume the risks in the Company’s in-force credit derivative portfolio as of the measurement date. Fair value is defined as the price at which an asset or a liability could be bought or transferred in a current transaction between willing parties. Fair value is determined based on quoted market prices, if available. Quoted market prices are available only on a limited portion of the Company’s in-force portfolio of CDS contracts. If quoted market prices are not available, fair value is estimated based on the use of valuation techniques involving management judgment. In determining the fair value of its CDS contracts, the Company uses various valuation approaches with priority given to observable market prices when they are available. Market prices are generally available for traded securities and market standard CDS contracts but are less available or unavailable for highly-customized CDS contracts. Most of the derivative contracts the Company guarantees are structured credit derivative transactions that are not traded and do not have observable market prices.

     Typical market CDS contracts are standardized, liquid instruments that reference tradable securities such as corporate bonds that also have observable prices. These market standard CDS contracts also involve collateral posting, and upon a default of the reference bond, can be settled in cash. In contrast, the Company’s reinsured CDS contracts do not contain the typical CDS market standard features as described above but have been customized to replicate the Company’s financial guarantee reinsurance. The Company’s reinsured CDS contracts provide protection on specified obligations, such as those described above, or the CDS contracts contain a deductible or subordination level. The Company is not required to post collateral, and upon default, the Company generally makes payments on a “pay-as-you-go” basis after the subordination in a transaction is exhausted.

     The Company’s payment obligations after a default vary by deal type. There are three primary types of policy payment requirements:

     (i) timely interest and ultimate principal;

     (ii) ultimate principal only at final maturity; and

     (iii) payments upon settlement of individual collateral losses as they occur upon erosion of deal deductibles.

     The Company’s reinsured CDS contracts are structured to prevent large one-time claim payments upon an event of default and almost always allow for payments over time (i.e. “pay as you go” basis) or at final maturity. Also, the Company’s reinsured CDS contracts are generally governed by a single transaction International Swaps and Derivatives Association, Inc. (“ISDA”) Master Agreement relating only to that particular transaction/contract. There is no requirement for mark-to-market termination payments, under most monoline standard termination provisions, upon the early termination of a reinsured CDS contract. However, certain of the Company’s reinsured CDS contracts have mark-to-market termination payments following the occurrence of events that are in the cedant’s control, as well as events that are outside the cedant’s control, such as the cedent’s insolvency or a regulator taking control of the cedent’s operations. An additional difference between the Company’s CDS contracts and the typical market standard CDS contracts is that, except in the limited circumstances noted above, there is no acceleration of the payment to be made under the Company’s reinsured CDS contracts unless the Company’s cedent at its option elects to accelerate. Through reinsurance, the risk of loss (but not counterparty risk) on these contracts can be transferred to other financial guarantee insurance and reinsurance companies.

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands, except share amounts)

     Historically, there has not been a market for the transfer of such highly structured guaranteed CDS contracts, in part because of the contractual differences noted above. As a result, the Company believes there are no relevant third party “exit value” market observations for these contracts. If the Company were to affect a transfer of these contracts, it believes the most likely counterparties would be other financial guarantee insurers and reinsurers or other derivative products companies.

     Accordingly, the Company’s estimate of the fair value of its in-force reinsured CDS contracts is based on the use of valuation techniques involving management judgment in regard to a number of factors, including:

(i) estimates of rates of return which would be required by market participants to assume the risks in the Company’s reinsured CDS contracts in the current market environment,

(ii) the amount of subordination in the CDS contracts reinsured by the Company before liability attaches that would be required by a market participant in order for it to assume the risks in the Company’s contracts,

(iii) the actual amount of subordination in the CDS contracts reinsured by the Company before liability attaches,

(iv) the quality of the specific assets referenced in the CDS contracts reinsured by the Company at the measurement date,

(v) the market perception of risk associated with asset classes referenced in CDS contracts reinsured by the Company,

(vi) the remaining average life of CDS contracts reinsured by the Company,

(vii) credit price indices, published by non-affiliated financial institutions, for the type(s) or similar types of assets referenced in the CDS contracts reinsured by the Company (both in terms of type of assets and their credit rating),

(viii) price discovery resulting from discussions and negotiations with market participants or counterparties to transfer or commute the risks in any of the CDS contracts reinsured by the Company, and

(ix) prices of guarantees issued in the Company’s market or commutations of contracts reinsured by the Company that were executed in proximity to the measurement date.

     With respect to items (viii) and (ix) above, in any price discovery involving a commutation of a CDS contract insured by XLCA and reinsured by the Company, the Company considers the performance risk of XLCA as implied by the market price of buying credit protection on XLCA, when assessing the estimated fair value of XLCA’s obligations to the counterparty under the contract.

     Because it is the Company’s policy to consider all available relevant evidence in forming its best estimate of the fair value of its CDS contracts reinsured by the Company, as new information becomes available, or existing information more or less available, the Company may consider new or different factors than those listed above and change its estimates in the future.

     The weight ascribed by management to the aforementioned factors in forming its best estimate of the fair value of CDS contracts reinsured by the Company may vary under changing circumstances. In periods prior to July 1, 2007, management principally considered price indices published by nonaffiliated financial institutions in forming its best estimate of the fair value of CDS contracts reinsured by the Company. The fair value of the guarantee reinsured was determined by multiplying the percentage change in the applicable credit price index or indices applicable to the assets referenced in the CDS contracts by the present value of the remaining expected future premiums to be received under the contract. Management concluded that results from this calculation represented a reasonable estimate of the fair value of the CDS contracts reinsured by the Company at that time.

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands, except share amounts)

     In forming management’s best estimate of the fair value of the CDS contracts reinsured by the Company subsequent to June 30, 2007, however, management concluded that limited reliance could be placed on price indices because events and conditions in the credit markets associated with subprime mortgage collateral and corporate loans resulted in limited or no transaction activity in many financial instruments since June 30, 2007 (including ABS CDOs, CLOs, RMBS, and other CDOs), causing financial institutions which publish the indices that management historically relied upon to estimate the fair value of the credit derivatives reinsured by the Company either to refrain from updating such indices or base changes in the indices partly on judgments in regard to estimated price levels and not actual executed trades. In addition, evidence suggested that the limited price information available in the marketplace in regard to such instruments was influenced by trades resulting from margin calls and liquidity issues that are generally not part of the risks associated with the Company’s business model or CDS contracts reinsured by the Company. As a result of that discussed above, the fair value of the credit defaults swaps reinsured by the Company at September 30, 2007 and December 31, 2007 were estimated by management primarily as follows:

  in instances where the Company or XLCA was in substantive discussions with market participants to transfer the risk in specific reinsured CDS contracts, management’s estimate of the fair value of such contracts was largely based on the price discovery obtained from such discussions, in instances where current market indices were considered to be reliable and available, management’s estimate of fair value was based on applying the percentage change in the applicable credit price index or indices applicable to the assets referenced in the CDS contracts reinsured by the Company by the present value of the remaining expected future premiums to be received under the contract, and in substantially all other instances management’s estimate of the fair value of the CDS contracts reinsured by the Company ascribed significant weight to management’s judgments regarding rates of return required by market participants in the current market environment and the amount of subordination required by market participants before their liability would attach under the CDS contracts. Management’s judgment in regard to the appropriate rate of return that would be required by a market participant considered all of the other factors discussed above. Management’s judgment in regard to the amount of subordination required by market participants before the liability would attach under the CDS contracts generally assumed that, in the current market environment at December 31, 2007, to transfer the risk in an existing contract it would need subordination sufficient to qualify for a triple-A rating from Moody’s and S&P. Accordingly, for any contract rated below triple-A by the Company or the rating agencies (which consisted only of ABS CDO contracts), the estimated fair value was calculated by adding additional subordination sufficient to meet S&P standards for a triple-A rating based on S&P requirements at December 31,2007, to the amount of additional premium required to be paid to transfer the risk to achieve the selected rate of return. Such premium was calculated by adjusting the present value of the expected remaining future net cash flows under such contracts (which are comprised of the remaining expected future premiums to be received under the contract, less estimated maintenance expenses and a provision for expected losses that will manifest in the future) to reflect management’s best estimate of the rates of return that would be required by a market participant to assume the risks on such contracts. Should Moody’s or S&P change their requirements in regard to the amount of subordination required to qualify for a triple- A rating, the ratings of obligations the Company reinsures may be downgraded, which would adversely effect the Company’s estimate of the fair value of such reinsurance and which could have a material adverse effect on the Company’s financial condition and results of operations.

     Present values of the cash flows referred to above were determined using a discount rate of 7%, which is commensurate with a corporate bond with a similar term to maturity.

      Because management views the credit derivative contracts reinsured by the Company as an extension of the Company’s financial guarantee reinsurance business, management believes that the most meaningful presentation of these derivatives is to reflect: (i) fees that the Company receives from the reinsurance of such contracts in the line item caption in the statement of operations “net premiums earned,” (ii) losses from actual and expected payments to counterparties under such contracts in the line item caption in the statement of operations entitled “net losses and loss adjustment expenses” and (iii) changes in the fair value of such instruments which are attributable to market factors in the line item caption in the statement of operations entitled “net realized and unrealized losses on derivative instruments.”

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands, except share amounts)

     The following tables present the amounts related to CDS contracts and other derivative instruments reflected in the Company’s financial statements as of and for the periods indicated:

	Year Ended December 31,
	2007	2006	2005
(U.S. Dollars in thousands)
Income Statement:
Net premiums earned	$38,542	$21,140	$15,961
Net losses and loss adjustment expenses	492,571	1,615	391
Net unrealized losses on credit derivatives	541,097	5,025	4,084

		As of December 31,
		2007	2006
(U.S. Dollars in thousands)
Balance sheet:
Reinsurance balances recoverable on unpaid losses		$144,458	$—
Derivative Assets		145,204	11,148
Unpaid losses and loss expenses		648,153	12,083
Deferred premium revenue		11,474	—
Derivative liabilities (1)		677,442	4,685

(1) The aggregate fair value of the Company’s derivative financial instruments at December 31, 2007 resulted in a net liability of $532.2 million, which was comprised of a net liability of $639.2 million relating to credit derivatives issued by the Company and a derivative asset of $107.0 million relating to the Company’s put option under the Company’s Capital Facility (see Note 6). Of its net liability relating to credit derivatives at December 31, 2007 42.7%, 2.8%, 54.1%, and 0.4%, respectively, reflects estimates based primarily on price discovery resulting from discussions and negotiations to commute certain of the Company’s CDS contracts, market indices, management’s judgment in regard to the rate of return required by a market participant to transfer the risk, as discussed above, and other factors.

Recent Accounting Pronouncements

     Proposed Statement of Financial Accounting Standards (“SFAS”), Accounting for Financial Guarantee Insurance Contracts

     On April 18, 2007, the Financial Accounting Standards Board (“FASB”) issued Proposed SFAS, Accounting for Financial Guarantee Insurance Contracts – an interpretation of FASB Statement No.60 “Accounting and Reporting by Insurance Enterprises” (“SFAS 60”). This proposed Statement would clarify how SFAS 60 applies to financial guarantee insurance contracts. The FASB Board concluded redeliberations of the proposed Statement on January 30, 2008 and expects to issue a final Statement sometime in 2008. This proposed Statement, among other things, would change current industry practices with respect to the recognition of premium revenue and claim liabilities. Under the proposed Statement, a claim liability on a financial guarantee insurance contract would be recognized when the insurance enterprise expects that a claim loss will exceed the unearned premium revenue (liability) for that contract based on expected cash flows. The discount rate used to measure the claim liability would be based on the risk-free market rate and updated each quarter. Premium revenue recognition, under the proposed Statement, will be based on applying a fixed percentage of the premium to the amount of outstanding exposure at each reporting date (referred to as the level-yield approach). In addition, in regard to financial guarantee insurance contracts where premiums are received in installments the proposed Statement requires that an insurance enterprise should recognize an asset for the premium receivable and a liability for the unearned premium revenue at inception of a financial guarantee insurance contract and, that such recognition should be based on the following:

  the expected term of the financial guarantee insurance contract if (1) prepayments on the insured financial obligation are probable, (2) the timing and amount of prepayments can be reasonably estimated, and (3) the pool of assets underlying the insured financial obligation are subject to prepayment. Any adjustments for subsequent changes in those prepayment assumptions would be made on a prospective basis. In all other instances, contractual terms would be used, and the discount rate used to measure the premium receivable (asset) and the unearned premium revenue (liability) should be the risk-free rate.

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands, except share amounts)

     The Company expects that the initial effect of applying the provisions of the Statement as currently proposed will be material to the Company’s financial statements. In particular, the Company expects that implementation of this guidance as currently proposed would cause the Company to de-recognize its reserves for unallocated unpaid losses and loss expenses and precludes it from providing such reserves in the future.

     The final Statement is expected to be effective for financial statements issued for fiscal years beginning after December 15, 2008, and for interim periods within those fiscal years. In addition, beginning the first quarter after issuance of the final Statement, an insurance enterprise will be required to make certain disclosures describing the Company’s guarantees that are being closely monitored as a result of deterioration or other adverse developments.

      SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”

     In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS 155”), which amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS 140”), and addresses issues raised in SFAS 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” The primary objectives of SFAS 155 are: (i) with respect to SFAS 133, to address the accounting for beneficial interests in securitized financial assets and (ii) with respect to SFAS 140, to eliminate a restriction on the passive derivative instruments that a qualifying special purpose entity may hold. SFAS 155 was effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company adopted SFAS 155 on January 1, 2007 and it had no effect on the Company’s financial condition or results of operations.

     FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109”

     In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes– an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 was effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 on January 1, 2007 and it had no effect on the Company’s financial condition or results of operations.

     SFAS No. 157, “Fair Value Measurements”

     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”) which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement is applicable in conjunction with other accounting pronouncements that require or permit fair value measurements, where the FASB previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within these fiscal years. The Company will adopt the provisions of SFAS 157 on January 1, 2008. The Company is currently evaluating the effect the adoption of SFAS 157 will have on its financial statements.

     SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”

    In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 provides the Company an irrevocable option to report selected financial assets and liabilities at fair value with changes in fair value recorded in earnings. The option is applied, on a contract-by-contract basis, to an entire contract and not only to specific risks, specific cash flows or other portions of that contract. Upfront costs and fees related to a contract for which the fair value option is elected shall be recognized in earnings as incurred and not deferred. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company will adopt the provisions of SFAS 159 on January 1, 2008. The adoption of SFAS 159 will not have a material effect on the Company’s financial statements.

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands, except share amounts)

4.           Investments

     The Company’s primary investment objective is the preservation of capital through maintenance of high-quality investments with adequate liquidity. A secondary objective is optimizing long-term returns.

     The amortized cost and fair value of investments as of December 31, 2007 and 2006 are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
December 31, 2007	Cost	Gains	Losses	Value

Debt securities:
U.S. Government and Govt. Agencies	$233,423	$5,228	$(8)	$238,643
Corporate bonds	494,701	6,065	(1,738)	499,028
Mortgage-backed securities	1,180,847	11,428	(5,872)	1,186,403
Non-U.S. Sovereign Government bonds	10,832	232	(8)	11,056

Total debt securities	$1,919,803	$22,953	$(7,626)	$1,935,130

Short-term investments:
Total short-term investments	$31,613	$10	$(125)	$31,498

		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
December 31, 2006	Cost	Gains	Losses	Value

Debt securities:
U.S. Government and Govt. Agencies	$257,414	$181	$(6,319)	$251,276
Corporate bonds	268,398	1,039	(4,310)	265,127
Mortgage-backed securities	884,450	2,242	(8,915)	877,777
Non-U.S. Sovereign Government bonds	10,129	90	(202)	10,017

Total debt securities	$1,420,391	$3,552	$(19,746)	$1,404,197

Short-term investments:

Total short-term investments	$207,951	$75	$(1,103)	$206,923

      Proceeds from sales of debt securities for the years ended December 31, 2007, 2006 and 2005 were $167.2 million, $256.4 million and $479.8 million, respectively.

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands, except share amounts)

     The amortized cost and fair value of bonds at December 31, 2007 and 2006 by contractual maturity are shown below. Actual maturity may differ from contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2007
	Amortized	Fair
	Cost	Value

Due after 1 year through 5	$442,397	$447,680
Due after 5 through 10 years	258,563	261,792
Due after 10 years	37,996	39,255
Mortgage-backed investments	1,180,847	1,186,403

Total debt securities	$1,919,803	$1,935,130

	December 31, 2006
	Amortized	Fair
	Cost	Value

Due after 1 year through 5	$277,613	$273,345
Due after 5 through 10 years	217,891	212,937
Due after 10 years	40,437	40,138
Mortgage-backed investments	884,450	877,777

Total debt securities	$1,420,391	$1,404,197

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands, except share amounts)

Net investment income is derived from the following sources:
	2007	2006	2005

Debt securities, short-term investments and cash and cash equivalents	$100,060	$60,847	$39,431
Investment expenses	(1,893)	(1,870)	(1,318)

Net investment income	$98,167	$58,977	$38,113

     The gross realized gains and gross realized (losses) for the years ended December 31, 2007, 2006 and 2005 were $0.9 million and ($3.0) million; $0.9 million and ($15.8) million; and $4.8 million and ($1.6) million, respectively.

     The Company has gross unrealized losses on securities which it considers to be temporary impairments. Such individual security positions have been evaluated by management, based on specific criteria, to determine if these impairments should be considered other-than-temporary. These criteria include assessment of the severity and length of time securities have been impaired, along with management’s ability and intent to hold the securities to recovery (which considers the Company’s liquidity position), among other factors.

     For the year ended December 31, 2007, the Company recorded other-than-temporary impairment charges of $0.8 million. The Company did not record any other-than-temporary declines in the fair value of debt securities or short-term investments for the years ended December 31, 2006 or 2005.

           The following tables present the aggregate gross unrealized losses and fair value by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2007 and 2006, respectively:

	Less than 12 months		More than 12 months			Total
2007	Fair	Unrealized	Fair	Unrealized		Fair	Unrealized
	Value	Losses	Value	Losses		Value	Losses

U.S. Government and Government agencies	$—	$—	$7,666	$(9)		$7,666	$(9)
Corporate bonds	35,640	(375)	144,634	(1,457)		180,274	(1,832)
Mortgage-backed securities	94,599	(831)	276,624	(5,042)		371,223	(5,873)
Non-U.S. Sovereign Government bonds	—	—	8,530	(37)		8,530	(37)

Total	$130,239	$(1,206)	$437,454	$(6,545	) (1)	$567,693	$(7,751)

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands, except share amounts)

	Less than 12 months		More than 12 months			Total
2006	Fair	Unrealized	Fair	Unrealized		Fair	Unrealized
	Value	Losses	Value	Losses		Value	Losses

U.S. Government and Government agencies	$51,646	$(504)	$338,653	$(6,888)		$390,299	$(7,392)
Corporate bonds	40,667	(180)	148,120	(4,135)		188,787	(4,315)
Mortgage-backed securities	175,192	(742)	284,190	(8,173)		459,382	(8,915)
Non-U.S. Sovereign Government bonds	504	(1)	8,424	(200)		8,928	(201)
U.S. States and political subdivisions of the states	—	—	1,824	(26)		1,824	(26)

Total	$268,009	$(1,427)	$781,211	$(19,422	) (2)	$1,049,220	$(20,849)

(1)
Of the non-U.S. government securities in a continuous unrealized loss position for 12 months or more at December 31, 2007 (which excludes $0.3 million of unrealized losses on securities issued by the Government National Mortgage Association (“GNMA”), Federal National Mortgage Association (“FNMA”) and Federal Home Loan Mortgage Corporation (“FHLMC”) which are included in “Mortgage and Asset-Backed Securities” in the above table), 76.9%, 89.3%, and 100% are rated “AAA”, “AA-” or better or “A-” or better, respectively, of the total unrealized loss in such category. In addition, of the non-government securities in a continuous unrealized loss position for 12 months or more, securities aggregating 85% of the total unrealized loss in such category have a price decline of less than 5% from their amortized cost and the remaining 15% have a price decline greater than 5% but less than 8% of their amortized cost as of December 31, 2007.

(2)
Of the non-U.S. government securities in a continuous unrealized loss position for 12 months or more at December 31, 2006 (which excludes $1.5 million of unrealized losses on securities issued by the GNMA, FNMA and FHLMC which are included in “Mortgage- and Asset-Backed Securities” in the above table), 64.1%,76.3%, and 100% are rated “AAA”, “AA-” or better or “A-” or better, respectively, of the total unrealized loss in such category. In addition, of the non-government securities in a continuous unrealized loss position for 12 months or more, securities aggregating 85% of the total unrealized loss in such category have a price decline of less than 6% from their amortized cost and the remaining 15% have a price decline greater than 6% but less than 9% of their amortized cost as of December 31, 2006.

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands, except share amounts)

5.           Share Capital

     The Company was originally formed in 1998 as part of an investment venture between XL Capital and FSAH, the parent company of Financial Security Assurance (“FSA”), and was initially capitalized through a series of transactions resulting in the issuance by the Company of 2,057 common shares to XLI for consideration of $221.0 million and the issuance by the Company of 363 shares of Series A Redeemable Preferred Shares to FSAH and its subsidiaries for consideration of $39.0 million. FSAH is a holding company whose primary operating subsidiary, FSA, is a monoline financial guarantee insurance company. On December 7, 2004, the Company issued an additional 392 common shares to XLI in exchange for $125.0 million and on July 1, 2006 all of XL Capital’s direct and indirect ownership interest in the Company was contributed to SCA –See Note 1. In addition, on August 4, 2006 and December 22, 2006, SCA contributed $175.0 million and $123.1 million, respectively, to the Company from the net proceeds of its IPO. In 2007 SCA contributed $225.0 million to the Company from the net proceeds of its issuance of Series A Perpetual Non-Cumulative Preference Shares. On December 28, 2007, the Company made a distribution out of contributed surplus of $130.0 million to SCA. The funds were indirectly contributed by SCA to XLCA to support XLCA’s general corporate purposes. There were no common or other shares of equity capital issued or purchased by the Company in exchange for such contributions and distributions.

     Pursuant to the Company’s corporate bye-laws each share of common stock of the Company is entitled to 3 votes with respect to matters requiring a vote of shareholders and each share of the Series A Redeemable Preferred Shares are entitled to 1 vote. Accordingly, at December 31, 2007 and 2006 holders of the Company’s Series A Redeemable Preferred Shares as a group had approximately a 5% voting interest in the Company, whereas holders of the Company’s common shares had an approximate 95% voting interest.

     Under the Company’s corporate bye-laws the Series A Redeemable Preferred Shares were originally structured to provide for: (i) a 5% fixed annual dividend, (ii) an annual participating dividend according to certain criteria including a formula based on the financial guarantee industry average for dividends paid, and (iii) a payment upon redemption. Under the Company’s amended corporate bye-laws the Series A Redeemable Preferred Shares may be redeemed by the Company: (i) at any time, in whole or in part, at its sole option; provided that no partial redemption by the Company shall cause the value of the remaining outstanding Series A Redeemable Preferred Shares to be less than 10% of the total equity capitalization of the Company; or (ii) in whole but not in part, at any time after the tenth anniversary of the date of their initial issue. Dividends under the Series A Preferred Shares are cumulative. At any time after November 3, 2008, the holders may require the Company to redeem the Series A Preferred Shares. The Series A Preferred Shares may also be required to be redeemed upon the occurrence of a change of control.

     Pursuant to a resolution of the Company’s shareholders on April 5, 2006, the Company restructured the terms of its Series A Redeemable Preferred Shares and changed its bye-laws accordingly. In accordance with the resolution, the participating dividend of the preferred shares was eliminated, the stated value of the preferred shares held by FSAH and its subsidiaries was increased to $54.0 million in the aggregate, and the fixed dividend rate was increased from 5.00% to 8.25%.

     For the year ended December 31, 2007, the Company recorded $3.5 million of regular dividends on its Series A Redeemable Preferred Shares. For the years ended December 31, 2006 and 2005, the Company recorded $4.5 million and $7.0 million of fixed and participating dividends and accreted redemption value, respectively.

     On February 27, 2007, the board of directors of the Company approved: (i) an extraordinary dividend of $15.0 million on its Series A Redeemable Preferred Shares, and (ii) a reduction in the stated value of the remaining outstanding Series A Redeemable Preferred Shares by a corresponding amount. Payment of the extraordinary dividend and the reduction in the stated value of the Series A Redeemable Preferred Shares were made in March2007. There was no change in the voting interest of the holders of the Series A Redeemable Preferred shares as a result of the extraordinary dividend and reduction in the stated value of the Series A Redeemable Preferred Shares. As a result of the reduction in stated value, dividends on the redeemable preferred shares is $0.8 million quarterly subsequent to March 31, 2007.

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands, except share amounts)

6.           Capital Facility

     In December 2004, the Company entered into a put option agreement and an expense reimbursement agreement (the “Asset Trust Expense Reimbursement Agreement”) with Twin Reefs Asset Trust (the “Asset Trust”). The put option agreement provides the Company with the irrevocable right to require the Asset Trust at any time and from time to time to purchase the Company’s non-cumulative perpetual Series B Preferred Shares with an aggregate liquidation preference of up to $200 million. There is no limit to the number of times that the Company may exercise the put option, redeem the Series B preferred shares from the Asset Trust and exercise the put option again. The Company is obligated to reimburse the Asset Trust for certain fees and ordinary expenses. To the extent that any Series B Preferred Shares are put to the Asset Trust and remain outstanding, a corresponding portion of such fees and ordinary expenses will be payable by the Company pursuant to the Asset Trust Expense Reimbursement Agreement. The put option agreement is perpetual but would terminate on delivery of notice by the Company on or after December 9, 2009, or under certain defined circumstances, such as the failure of the Company to pay the put option premium when due or bankruptcy. The premium payable by the Company is the sum of certain trustee and investment managers expenses, the distribution of income paid to holders of the pass-through trust securities, less the investment yield on the eligible assets purchased using the proceeds originally raised from the issuance of the pass-through securities. The eligible securities (which are generally high-grade investment securities) are effectively held in trust to be used to fund the purchase of any Series B preferred shares upon exercise of the put. The put option is recorded at fair value with changes in fair value recognized in earnings under the caption in the statements of operations entitled “Net realized and unrealized losses on derivative instruments.” For the years ended December 31, 2007, 2006, and 2005 the Company recorded net realized and unrealized gains (losses) of $104.6 million, $(2.3) million, and $(2.3) million relating to the put option, respectively. The increase in the value of the put option recorded at December 31, 2007 reflects the trading value at December 31, 2007 of the aforementioned put option which, in turn, reflects the market perception of credit risk associated with the Series B Preferred Shares.

     The Company’s Series B Preferred Shares were created in conjunction with the establishment of the Asset Trust. The Series B Preferred Shares are redeemable perpetual preferred shares with a par value of $120 per share. The Series B Preferred Shares rank prior to the Company’s common and Series A Redeemable Preferred Shares (see Note 5) and have a liquidation preference of $100,000 each. In the event that the Company exercises its put option to the Asset Trust and the Series B preferred shares are issued, the holders of outstanding Series B Preferred Shares shall be entitled to receive, in preference to the holders of the Company’s common and Series A Redeemable Preferred Shares, cash dividends at a percentage rate per Series B Preferred Share as follows:

(1)	for any Dividend Period ending on or prior to December 9, 2009, One Month LIBOR plus 1.00% per annum, calculated on an Actual/360 Basis; and

(2)	for any subsequent Dividend Period, One-Month LIBOR plus 2.00% per annum, calculated on an Actual/360 Basis.

     Dividends on the Series B Preferred Shares will be non-cumulative, except in certain circumstances. In the event that (i) all accrued and unpaid dividends on the Series B Preferred Shares for any monthly dividend period have not been declared and paid (or a sum sufficient for payment thereof has not been set apart) and (ii) dividends on any preferred shares of equal or junior rank or any common shares have been declared, then dividends on the Series B Preferred Shares will be cumulative for a period of twelve months commencing on the first day of each such monthly dividend period and ending at such time that all stated dividends on the Series B Preferred Shares for all monthly dividend periods occurring in whole or in part during any such twelve-month period are declared and paid or set apart for payment.

     The holders of the Series B Preferred Shares will not be entitled to any voting rights as shareholders of the Company and their consent will not be required for taking any corporate action. Subject to certain requirements, the Series B Preferred Shares may be redeemed, in whole or in part, at the option of the Company at any time or from time to time after December 9, 2009 for cash at a redemption price equal to the liquidation preference per share plus any accrued and unpaid dividends thereon to the date of redemption without interest on such unpaid dividends.

      On February 7, 2008, the Company exercised the put option, for the first time since the inception of the facility, to issue $200 million of non-cumulative perpetual Series B preferred shares which, if declared by its board of directors, will pay monthly dividends as described above. On February 26, 2008, the Company elected to declare dividends on the Series B preferred shares at the required rate for the next three monthly periods.

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands, except share amounts)

7.           Dividend Restrictions and Regulatory Requirements

     The Company is subject to Bermuda regulatory constraints that will affect its ability to pay dividends on its common shares and to make other payments to SCA. Under Bermuda’s Insurance Act 1978, as amended, and related regulations (the “Insurance Act”), the Company is required to maintain a minimum solvency margin and minimum liquidity ratio and is prohibited from declaring or paying dividends if such payment would result in its non compliance with these requirements. In addition, under the Companies Act 1981 of Bermuda, as amended (the “Companies Act”), the Company may not declare or pay a dividend, or make a distribution out of its contributed surplus, if there are reasonable grounds for believing that (1) it is, or would after the payment be, unable to pay its liabilities as they become due; or (2) the realizable value of its assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts (as such terms are defined in the Companies Act). Furthermore, in order to reduce its total statutory capital by 15% or more, the Company would require the prior approval of the Bermuda Monetary Authority (“BMA”).

     In addition, in connection with the IPO, the Company has agreed with certain of the rating agencies that, until the second anniversary of the effective date of the IPO it will not declare or grant dividends on its common stock without the prior consent of those rating agencies, other than to fund certain parent holding company operating expenses and debt service requirements and “nominal” dividends on SCA’s common stock. Subsequently, the Company passed a superseding resolution for purposes of capital reallocation between the operating entities of SCA permitting the distribution of contributed surplus in the amount of $130 million to SCA, the proceeds of which were ultimately contributed to the capital of XLCA on December 31, 2007.

     The Insurance Act provides that the statutory assets of an insurer must exceed its statutory liabilities by an amount greater than the prescribed minimum solvency margin.

     The Company is registered as a Class 3 insurer under the Insurance Act and, as such:

The Company is required, with respect to its general business, to maintain a minimum solvency margin equal to the greatest of:
o	$1,000,000,
o	20% of net premiums written up to $6,000,000 plus 15% of net premiums written over $6,000,000, and
o	15% of loss and other insurance reserves;

The Company is prohibited from declaring or paying any dividends during any financial year if it is in breach of its minimum solvency margin or minimum liquidity ratio, or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio. If the Company has failed to meet its minimum solvency margin or minimum liquidity ratio on the last day of any financial year, it will be prohibited, without the approval of the BMA, from declaring or paying any dividends during the next financial year;

o	The Company is prohibited, without the approval of the BMA, from reducing by 15% or more its total statutory capital as set out in its previous year’s financial statements.

      As of December 31, 2007, the Company was in compliance with all such regulatory requirements. In accordance with the requirements of the Insurance Act, the Company as of December 31, 2007, has the ability to dividend or distribute approximately $135 million in 2008, without having to obtain prior regulatory approval.

      During recent months, the Company has been meeting with the BMA on a regular basis to provide updates in connection with the implementation of the Company’s strategic plan. It has been the Company’s practice and remains its intention to continue to consult with the BMA prior to declaring any dividend or distribution of surplus or entering into any new intercompany loan or agreement. There can be no assurance that the BMA will not object to or seek to block any such action in the future.

      Effective February 24th, 2008 the Company restructured its share capital accounts as classified under the Companies Act as follows: i) the Company reduced its share premium by $345.6 million and increased its contributed surplus by an identical amount; ii) the Company cancelled 1,449 issues shares, reducing share par by $0.2 million and increasing contributed surplus by an identical amount.

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands, except share amounts)

8.      Related Party Transactions
         Capital Transactions

     In connection with SCA’s IPO on August 4, 2006, XLI contributed $15.0 million to the Company. There were no common or other shares of equity capital issued by the Company to SCA in exchange for such contributions. Refer to Note 5 for capital contributions received from SCA.

Note Receivable — Affiliate

     A long term note due on December 31, 2017 was issued to the Company by XLCA on December 28, 2007 in the principal amount of $75.0 million and bears interest of 10.0% per annum, payable semi-annually on June 30, and December 31 of each year. For the year ended December 31, 2007, the Company earned interest income of $0.1 million in respect of the note. Payments of interest and principal on the note are subject to the approval of the New York Insurance Department.

Services Arrangements

     The Company purchased various services from affiliates of XL Capital prior to the IPO under various agreements and continues to purchase certain services indirectly through SCA Administrative Bermuda Ltd, a wholly owned subsidiary of SCA. Such services principally include: (i) information technology support, (ii) actuarial, finance, internal audit services, and (iii) certain investment management services. For the years ended December 31, 2007, 2006 and 2005, the Company incurred costs for such services aggregating $0.9 million, $3.5 million and $4.2 million, respectively, which are a component of “operating expenses” in the accompanying statements of operations. Since SCA’s IPO, SCA has undertaken to perform certain of the services itself or to outsource such services to other vendors and has, accordingly, discontinued the purchase of many of the services that were provided by XL Capital.

Reinsurance Treaties with Affiliates

  The Company has a facultative quota share reinsurance treaty (“Treaty”) with XLCA. Under the terms of the Treaty, the Company agrees to reinsure up to 75% of business written by XLCA provided it meets certain specified parameters. Prior to July 1, 2006, the Company had agreed under the Treaty to reinsure up to 90% of such business. In addition, pursuant to the Treaty XLCA charges up to a 30% ceding commission (or such other percentage on an arm’s-length basis) on ceded premiums written under the agreement. In addition, if the Company in any four year period sustains cumulative losses under the treaty in excess of $450.0 million, which has occurred as of December 31, 2007, XLCA will pay the Company on a prospective basis, an additional premium with respect to all installment business previously ceded or to be ceded in the future to the Company. The additional premium will be equal to 25% of installment premiums received subsequent to December 31, 2007.

  XLI entered into an agreement with XLCA which unconditionally and irrevocably guarantees to XLCA the full and complete payment when due of all of the Company’s obligations under its facultative quota share reinsurance agreement with XLCA, under which agreement the Company has assumed business from XLCA since December 19, 2000. The par value of business guaranteed by XLI under this agreement was approximately $77.5 billion and $83.1 billion as of December 31, 2007 and 2006, respectively. The XLI guarantee agreement terminated with respect to any new business produced by XLCA and ceded to the Company pursuant to the facultative quota share reinsurance agreement after the effective date of the IPO.

  The Company has entered into the following reinsurance agreements with XLI:

(a)    Effective July 1, 2007, the Company ceded certain business to XLI, aggregating approximately $3.7 billion of guaranteed par/notional exposure, under an existing facultative quota share reinsurance agreement. As a result of this transaction, on such date, the Company ceded premiums of $16.3 million to XLI, received a ceding commission allowance of $6.6 million from XLI, and recorded a liability to XLI of $9.7 million.

(b)    Effective October 1, 2001, the Company entered into an excess of loss reinsurance agreement with XLI. This agreement covers a portion of the Company’s liability arising as a result of losses on policies written by the Company that are in excess of certain limits and are not covered by other reinsurance agreements. This agreement provides indemnification only for the portion of any loss covered by this agreement in excess of 10% of the Company’s surplus, up to an aggregate amount of $500 million, and excludes coverage for liabilities arising other than pursuant to the terms of an underlying policy. The Company’s ceded losses under this agreement aggregated $259.4 million during the year ended December 31, 2007, which is reflected in “losses and loss adjustment expenses” on the accompanying statement of operations. There were no losses ceded by the Company under this agreement prior to 2007. At December 31, 2007 and 2006, the Company had a recoverable from XLI under this agreement of $259.4 million and $0, respectively, which is reflected in “unpaid losses and loss expenses recoverable” in the accompanying balance sheet. The ceded losses of $259.4 million represent the present value (discounted at 5.1%) of the full limit loss of $500 million under this agreement. The Company incurred expense under the excess of loss reinsurance agreement of $8.2 million, $0.5 million, and $0.5 million for the years ended December 31, 2007, 2006, and 2005, respectively. The expense recorded in 2007 reflects all future ceded premium that the Company will be required to pay under the reinsurance agreement over the remaining average life of the loss payments and recoveries noted above, in order for the agreement to remain in-force and the Company recover the aforementioned ceded losses.

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands, except share amounts)

(c)    Effective August 17, 2001, the Company entered into a facultative quota share reinsurance treaty with XLI. This treaty allows the Company to propose to cede to XLI a portion of a risk, which risk XLI may then accept or reject in its sole discretion. Under this treaty, XLI pays the Company a ceding commission of 30% on the premiums ceded unless otherwise specified. On August 4, 2006, the Company and XLI terminated certain reinsurance cessions ceded under this agreement to XLI. As a result of the termination of the aforementioned cessions, XLI returned $26.5 million of premiums to the Company, the Company returned ceding commissions of $7.8 million to XLI, and XLI paid the Company $18.7 million.

(d)    Effective December 31, 1999, the Company entered into a facultative quota share reinsurance treaty with XLI. This treaty allows XLI to propose to cede to the Company a portion of a risk it insured, which risk the Company may then accept or reject in its sole discretion. Under this treaty, the Company pays XLI a ceding commission of 12% on the premiums ceded under this treaty unless otherwise specified. On August 4, 2006, the Company and XLI agreed to cancel from inception the reinsurance of certain business ceded under this arrangement. As a result of this cancellation, the Company paid XLI $0.2 million, XLI assumed the Company’s obligation for $1.2 million of reserves for unpaid losses and loss expenses, and the Company recorded a capital contribution of $1.0 million.

In addition, on August 4, 2006, the Company entered into certain reinsurance cessions with XLI pursuant to the aforementioned facultative quota share reinsurance treaty. As a result of these cessions, the Company recorded assumed premiums of approximately $8.0 million, ceding commissions of approximately $1.0 million and received cash from XLI of approximately $7.0 million.

(e)    Effective August 4, 2006, XLI, at no cost to the Company, indemnified the Company for all losses and loss adjustment expenses incurred in excess of its retained reserves at the effective date of the agreement relating to an insured project financing described in Note 10 (a).

(f)     Effective December 31, 2007, the Company entered into a quota share reinsurance treaty cover (the “Retention Cover”) with XLCA. Under the terms of the Retention Cover, the Company agrees to reinsure 50% of XLCA’s net retention of the guarantee business in force on December 31, 2007 provided it meets following parameters. (i) Municipal obligation bonds, as permitted under New York Insurance Law Section 6904(b)(1)(A); (ii) Investment grade obligations of corporations, trusts or other similar entities established under applicable law, under New York Insurance Law Section 6904(b)(1)(D); (iii) Investment Grade asset-backed securities, trust certificates and trust obligation, as permitted under New York Insurance Law Section 6904(b)(1)(F); and (iv) Policies shall exclude any such binder, certificate, contract of insurance or retrocession which has a case reserve associated with it reported on the statutory financial statements of the Reinsured as of December 31, 2007. The Company may be charged up to a 30% ceding commission (or such other percentage on an arm’s-length basis) on ceded premiums written under the terms of this agreement.

(g)    Effective December 31, 2007, the Company entered into an Aggregate Excess of Loss Reinsurance Cover Note (“Cover Note”) with XLCA. Under the terms of the Cover Note, the Company agrees to reinsure a quota share of XLCA’s liabilities in a proportion sufficient to cause XLCA’s surplus to policyholders to be equal to the greater of (i) the minimum statutory surplus and (ii) sufficient surplus to be in compliance with statutory aggregate risk limits. As of December 31, 2007 no business was ceded under the Cover Note.

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands, except share amounts)

  The Company has entered into the following reinsurance agreements with certain subsidiaries and affiliates of FSAH. Premiums assumed from FSAH affiliates represented 12.2%, 11.0% and 13.4% of the Company’s total reinsurance premiums assumed for the three years ended December 31, 2007, 2006 and 2005, respectively. The Company’s obligations under certain of these arrangements are guaranteed by XLI. Effective upon SCA’s IPO, the guarantee was terminated with respect to all new business assumed by the Company under such arrangement, but the guarantee remains in effect with respect to cessions under the agreement prior to SCA’s IPO. All of the agreements discussed below may be terminated under certain conditions, as defined in the agreements:

(a)    Effective November 3, 1998, the Company entered into a master facultative reinsurance agreement with FSA. This agreement allows FSA to propose to cede a portion of a risk insured by it to the Company, which risk the Company may then accept or reject solely in its discretion. The ceding commission that the Company pays FSA on the premiums ceded under this agreement is determined on a case-by-case basis. The Company’s obligations under this agreement are guaranteed by XLI. The XLI guarantee agreement terminated with respect to any new business produced by FSA and ceded to the Company pursuant to the master facultative reinsurance agreement after the effective date of the IPO.

(b)    Effective January 1, 2004, the Company entered into a reinsurance treaty with FSA to reinsure certain policies they issued insuring the timely payment of the principal of and interest on certain asset-backed securities and pools of consumer debt obligations.

(c)    Effective January 1, 2004, the Company entered into a reinsurance treaty with FSA to reinsure certain policies they issued insuring the timely payment of the principal and interest on securities and obligations that provide financing for governmental or public purpose infrastructure projects located outside of the United States and its territories, excluding certain countries.

  The Company has guarantied certain of XLI’s obligations in connection with certain transactions where XLI’s customer required such credit enhancement. Each of these transactions has a “double trigger” structure, meaning that the Company does not have to pay a claim unless both the underlying transaction and XLI default. For each of these transactions, the Company has entered into a reimbursement agreement with XLI, pursuant to which XLI pays the Company a fee for providing its guarantee and XLI grants the Company a security interest in a portion of the payments received by it from its client. As of December 31, 2007 and 2006, the Company’s aggregate net par outstanding relating to such guarantees was $511.1 million and $522.8 million, respectively.

9.      Premiums and Reinsurance

     The effect of reinsurance activity is shown below – See also Note 2:

	2007	2006	2005
Reinsurance premiums assumed	$358,215	$349,772	$255,624
Reinsurance premiums ceded	(60,513)	1,776	(33,778)

Net premiums assumed	297,702	351,548	221,846
Change in deferred premiums and prepaid reinsurance premiums	(110,110)	(184,877)	(86,910)

Net reinsurance premiums earned	$187,592	$166,671	$134,936

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands, except share amounts)

Following is a summary of all assumed and ceded business to affiliates as of and for the years ended December 31, 2007, 2006 and 2005:

2007	XLCA	XLI	FSA	TOTAL

Assumed and ceded transactions:
Assumed premiums	$301,831	$217	$43,825	$345,873
Reinsurance premiums ceded	—	(29,144)	—	(29,144)
Change in deferred premium	(127,309)	2,786	(18,483)	(143,006)
Change in prepaid reinsurance premiums	—	15,288	—	15,288
Loss and loss expenses recoverable	—	257,258	—	257,258
Loss and loss expenses incurred	(821,808)	(566)	(11,498)	(833,872)
Assumed commission expenses	(51,846)	235	(6,170)	(57,781)
Ceding commission income	—	2,400	—	2,400

	XLCA	XLI	FSA	TOTAL

Assumed and ceded balances:
Deferred acquisition costs	170,802	1,154	34,565	206,521
Reinsurance balances receivable	58,466	4,652	—	63,118
Unpaid loss and loss expenses recoverable	—	317,323	—	317,323
Deferred premiums	(696,749)	(4,991)	(133,960)	(835,700)
Deferred ceding commission income	—	(16,149)	—	(16,149)
Unpaid loss and loss expenses	(955,885)	(2,167)	(22,367)	(980,419)
Reinsurance balances payable	—	(21,988)	—	(21,988)

2006	XLCA	XLI	FSA	TOTAL

Assumed and ceded transactions:
Assumed premiums	$294,501	$9,162	$38,513	$342,176
Reinsurance premiums ceded	—	18,292	21	18,313
Change in deferred premium	(136,039)	(4,982)	(25,509)	(166,530)
Change in prepaid reinsurance premiums	—	(27,686)	—	(27,686)
Loss and loss expenses recoverable	—	(7,669)	—	(7,669)
Loss and loss expenses incurred	(25,861)	(217)	(3,457)	(29,535)
Assumed commission expenses	(48,894)	431	(3,444)	(51,907)
Ceding commission income	—	2,515	(6)	2,509

	XLCA	XLI	FSA	TOTAL

Assumed and ceded balances:
Deferred acquisition costs	133,851	1,215	26,497	161,563
Reinsurance balances receivable	12,729	4,055	1,929	18,713
Unpaid loss and loss expenses recoverable	—	57,956	—	57,956
Deferred premiums	(569,440)	(9,182)	(104,364)	(682,986)
Deferred ceding commission income	—	(10,271)	—	(10,271)
Unpaid loss and loss expenses	(139,300)	1,077	(14,628)	(152,851)
Reinsurance balances payable	—	(1,470)	—	(1,470)

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands, except share amounts)

2005	XLCA	XLI	FSA	TOTAL

Assumed and ceded transactions:
Assumed premiums	$203,453	$2,874	$34,274	$240,601
Reinsurance premiums ceded	—	(21,388)	(41)	(21,429)
Change in deferred premium	(75,644)	991	(18,417)	(93,070)
Change in prepaid reinsurance premiums	—	5,028	—	5,028
Loss and loss expenses recoverable	—	7,783	10	7,793
Loss and loss expenses incurred	(32,679)	(2,952)	(15)	(35,646)
Assumed commission expenses	(40,297)	(647)	(4,372)	(45,316)
Ceding commission income	—	4,746	12	4,758

	XLCA	XLI	FSA	TOTAL

Assumed and ceded balances:
Deferred acquisition costs	103,732	618	20,143	124,493
Reinsurance balances receivable	—	414	1,960	2,374
Unpaid loss and loss expenses recoverable	—	63,250	—	63,250
Deferred premiums	(433,401)	(2,857)	(80,198)	(516,456)
Deferred ceding commission income	—	(18,690)	—	(18,690)
Unpaid loss and loss expenses	(108,897)	(3,248)	(11,171)	(123,316)
Reinsurance balances payable	(7,733)	(6,285)	—	(14,018)

10.   Deferred Acquisition Costs

           Acquisition costs deferred for amortization against future income and related amortization charged to expense are as follows:

	2007	2006	2005

Balance, beginning of year	$145,929	$100,784	$83,868
Costs deferred during the year:
Assumed commission expense	38,391	47,162	35,543
Ceding commission income	(9,577)	(7,013)	(4,243)

Total	$174,743	$140,933	$115,168
Net costs amortized during the year	4,789	4,996	(14,384)

Balance end of year	$179,532	$145,929	$100,784

     Accelerated amortization of deferred acquisition costs due to refundings was $2.6 million, $2.0 million and $1.4 million for the years ended December 31,2007, 2006 and 2005, respectively.

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands, except share amounts)

11.   Outstanding Exposure and Collateral

     The Company’s policies reinsure the scheduled payments of principal and interest on asset-backed and municipal obligations. The following tables reflect the reinsured exposures in categories based on the Company’s underwriting and surveillance structure. The principal amount reinsured (in millions) as of December 31, 2007 and 2006 and the terms to maturity are as follows:

	2007				2006
	Public Finance		Non Public Finance		Public Finance		Non Public Finance
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Terms to Maturity	Par O/S	Par O/S	Par O/S	Par O/S	Par O/S	Par O/S	Par O/S	Par O/S

0 to 5 Years	$1,100	$1,097	$11,825	$8,997	$1,139	$1,135	$8,934	$8,224
5 to 10 Years	10,780	10,088	16,005	15,013	2,855	2,790	12,363	11,679
10 to 15 Years	6,372	6,237	11,145	10,358	5,816	5,645	9,320	8,766
15 to 20 Years	13,371	12,691	6,297	5,776	10,308	9,737	3,393	3,305
20 Years and Above	34,586	32,393	50,139	44,737	23,947	22,679	30,593	28,896

Total	$66,209	$62,506	$95,411	$84,881	$44,065	$41,986	$64,603	$60,870

     The Company limits its exposure to losses from writing financial guarantees by underwriting investment-grade obligations and diversifying its portfolio and maintaining rigorous collateral requirements on asset-backed obligations. The gross principal amounts of reinsured obligations in the asset-backed reinsured portfolio are backed by the following types of collateral as of December 31, 2007 and 2006 (in millions):

	2007		2006
Types of Collateral	Gross	Net	Gross	Net

Collateralized debt	$40,983	$39,370	$21,365	$20,882
Corporate assets	4,029	2,818	3,645	3,284
Consumer assets	14,122	12,290	9,945	9,148
Pre-Insured	9,164	8,543	122	122

Total asset-backed obligations	$68,298	$63,021	$35,077	$33,436

           In its asset-backed business, the Company considers its overall geographic concentration as a factor in underwriting reinsurance covering securitizations of pools of such assets as residential mortgages or consumer receivables. In writing reinsurance for other types of asset-backed obligations, such as securities primarily backed by government or corporate debt, geographic concentration is not deemed by the Company to be significant, given other more relevant measures of diversification, such as issuer or industry.

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands, except share amounts)

     The Company seeks to maintain a diversified portfolio of reinsured municipal obligations designed to spread its risk across a number of geographic areas. The following table sets forth, by state and territory of the United States, those states and territories in which municipalities located therein issued an aggregate of 2% or more of the Company’s par amount outstanding of reinsured municipal securities as of December 31, 2007 and 2006 (in millions):

	2007			2006
	Par amount outstanding			Par amount outstanding
State/territory	Gross	Net	% of net	Gross	Net	% of net
California	$13,036	11,855	19.0%	$9,766	9,018	21.5%
New York	5,900	5,697	9.1%	4,706	4,622	11.0%
Texas	4,381	4,096	6.6%	2,603	2,410	5.7%
Illinois	4,124	3,882	6.2%	2,169	2,094	5.0%
Alabama	2,366	2,093	3.3%	1,812	1,538	3.7%
Pennsylvania	3,002	2,961	4.7%	1,786	1,786	4.3%
New Jersey	2,599	2,508	4.0%	1,789	1,714	4.1%
Massachusetts	2,380	2,329	3.7%	1,539	1,488	3.5%
Wisconsin	1,769	1,514	2.4%	1,544	1,289	3.1%
Colorado	1,373	1,332	2.1%	1,307	1,266	3.0%
Michigan	1,431	1,410	2.3%	1,154	1,134	2.7%
Florida	2,182	2,102	3.4%	1,218	1,210	2.9%
Puerto Rico	1,023	1,023	1.6%	1,031	1,031	2.5%
Georgia	1,434	1,430	2.3%	911	911	2.2%
Other U.S. states	18,920	18,007	28.9%	10,208	9,953	23.6%
Nationally diversified	289	267	0.4%	522	522	1.2%

Total	$66,209	62,506	100.0%	$44,065	$41,986	100.0%

As of December 31, 2007 and 2006, the insured portfolio was diversified by type of insured obligation as shown in the following table (in millions):

	2007			2006

	Par amount outstanding			Par amount outstanding
Public Finance	Gross	Net	% of net	Gross	Net	% of net
General Obligation & appropriation	$31,518	30,316	20.6%	$19,272	$18,715	18.2%
Utility	11,594	10,897	7.4%	8,459	7,907	7.7%
Transportation	7,260	6,239	4.2%	5,772	5,466	5.3%
Non Ad Valorem	6,241	5,925	4.0%	4,996	4,448	4.3%
Higher Education	6,114	6,039	4.1%	4,548	4,473	4.4%
Housing & Public Buildings	2,252	2,170	1.5%	—	—	0.0%
Municipal - Other	1,217	907	0.6%	—	—	0.0%
Revenue Secured	7	7	0.0%	330	289	0.3%
Healthcare	6	6	0.0%	31	31	—
Pre-Insured	—	—	0.0%	657	657	0.6%

Total Public Finance	$66,209	62,506	42.4%	$44,065	$41,986	40.8%

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands, except share amounts)

		2007			2006

Structured Finance		Gross	Net	% of net	Gross	Net	% of net
Pooled Debt Obligations		$37,712	36,191	24.6%	$20,445	$19,969	19.4%
Consumer ABS		12,204	10,948	7.4%	9,518	8,740	8.5%
Financial Products		6,224	5,637	3.8%	5,696	5,303	5.2%
Power & Utility		5,523	5,196	3.5%	4,797	4,471	4.4%
Commercial ABS		3,595	2,435	1.7%	2,570	2,285	2.2%
Transportation		846	602	0.4%	787	546	0.5%
Housing & Public Building		128	128	0.1%	677	677	0.7%
Specialized Risk – Other		—	—	0.0%	516	516	0.5%
Specialized Risk		255	244	0.2%	455	413	0.4%
Future Flow		76	76	0.1%	—	—	0.0%
Pre-Insured		—	—	0.0%	785	766	0.7%

Total Structured Finance		$66,563	61,457	41.8%	$46,246	$43,686	42.5%

		2007			2006

International Finance		Gross	Net	% of net	Gross	Net	% of net
Power & Utility		$7,797	6,525	4.4%	$4,601	$4,324	4.2%
Infrastructure		3,746	3,115	2.1%	3,787	3,436	3.3%
Transportation		7,063	4,565	3.1%	2,784	2,580	2.5%
Future Flow		1,957	1,779	1.2%	1,673	1,546	1.5%
Pooled Debt Obligations		3,679	3,579	2.4%	1,486	1,479	1.4%
Financial Products		1,294	1,271	0.9%	889	889	0.9%
Sovereign		810	710	0.5%	556	456	0.5%
General Obligation & Appropriation		433	433	0.3%	429	429	0.4%
Consumer ABS		1,405	864	0.6%	427	408	0.4%
Whole Business Securitization		422	363	0.2%	341	288	0.3%
Commercial ABS		228	206	0.1%	222	200	0.2%
Specialized Risk – Other		—	—	0.0%	150	150	0.1%
Non Ad Valorem		14	14	0.0%	14	14	—
Pre-Insured		—	—	0.0%	998	985	1.0%

Total International Finance		$28,848	23,424	15.8%	$18,357	$17,184	16.7%

	Total	$161,620	147,387	100.0%	$108,668	$102,856	100.0%

      The Company is exposed to residential mortgages directly, through its reinsurance of RMBS and indirectly, through its reinsurance of ABS CDOs.

      As of December 31, 2007, the Company’s total net direct exposure to RMBS aggregated approximately $8.3 billion, representing approximately 5.7% of its total in-force reinsurance net par outstanding at such date. The RMBS exposure consisted of various collateral types, including prime and Alt-A 1st lien, subprime 1st lien, HELOC and CES mortgage collateral. During the year ended December 31, 2007, the Company recorded a provision for losses and loss expenses of $165.0 million before reinsurance (($3.8) million after reinsurance) on certain reinsurance supported by HELOC and CES mortgage collateral (see Note 12).

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands, except share amounts)

     As of December 31, 2007, the Company had reinsured 22 high-grade and 3 mezzanine ABS CDO transactions, with total par outstanding, net of reinsurance, of $13.4 billion. All of its indirect exposure to residential mortgages arises from CDOs in which its reinsurance are with respect to securities having the benefit of higher than the minimum amount of subordination required under rating agency criteria, in effect at the time of issue for a rating of “AAA,” based on S&P ratings. However, as a result of the actual levels of delinquencies, defaults and foreclosures on subprime mortgages substantially exceeding forecast levels, the Company anticipates losses from these policies. As of December 31, 2007, the Company’s indirect subprime net exposure was approximately $4.1 billion based on the RMBS holdings within the ABS CDO collateral pools. The Company’s indirect net exposure to other ABS CDOs was approximately $2.2 billion as of December 31, 2007, and a significant portion of the underlying collateral supporting these transactions consists of subprime RMBS. In addition, the collateral pools of most of the Company’s ABS CDO transactions contain securities issued by other ABS CDOs (also known as CDOs of CDOs or CDOs squared). During the year ended December 31, 2007, the Company recorded a provision for losses and loss expenses of $640.4 million before reinsurance ($493.6 million after reinsurance) on certain of its reinsurance of ABS CDOs (see Note 12).

     Gross financial guarantees in-force (principal and interest), was $250,944 and $229,324 million as of December 31, 2007 and 2006, respectively. Net financial guarantees in-force (after giving effect to reinsurance), was $147,380 and $160,213 million as of December 31, 2007 and 2006, respectively.

12. Liability for Unpaid Losses and Loss Expenses

     The Company’s liability for losses and loss expenses consists of case basis reserves and unallocated reserves. Activity in the liability for unpaid losses and loss expenses is summarized as follows:

	As at December 31,
	2007		2006		2005
	Case	Unallocated	Case	Unallocated	Case	Unallocated
	Reserves	Reserves	Reserves	Reserves	Reserves	Reserves
Unpaid losses and loss expenses at
beginning of year	$75,057	81,676	$64,747	$69,297	$50,810	$58,341
Unpaid losses and loss expenses
recoverable	(64,359)	(13,871)	(52,317)	(14,077)	(42,150)	(13,291)
Net unpaid losses and loss expense
at beginning of year	10,698	67,805	12,430	55,220	8,660	45,050
Increase (decrease) in net losses
and loss expenses incurred in
respect of losses occurring in:
Current year	507,103 (1)	14,270	—	12,585	11	10,170
Prior years	(3,393)	—	1,474	—	6,671	—
Less net losses and loss expenses
paid	(7,375)	—	(3,206)	—	(2,912)	—
Net unpaid losses and loss
expenses at end of year	507,033	82,075	10,698	67,805	12,430	55,220
Unpaid losses and loss expenses
recoverable	380,013	14,371	64,359	13,871	52,317	14,077
Unpaid losses and loss expenses at
end of year	$887,046	96,446	$75,057	$81,676	$64,747	$69,297

(1) Amount is net of $69.3 million, representing the net present value of future installment premium at December 31, 2007 with regard to certain of the Company’s reinsured guarantees on which case reserves are recorded at December 31, 2007.

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands, except share amounts)

Case Basis Reserves for Losses and Loss Expenses

     Set forth below is a discussion of certain case basis reserves established by the Company. The Company has been indemnified with respect to loss development relating to the reinsured transaction described under “(c)” below by XLI in connection with SCA’s IPO. As a result of such indemnification, all adverse loss development on such reinsured transaction subsequent to the effective date of the IPO, which is in excess of the Company’s carried reserve for such transaction at the date of the IPO, will be indemnified by XLI. Such protection does not relieve the Company of its obligations under the aforementioned reinsurance transaction. Accordingly, the Company is still liable under the reinsurance transaction in the event that XLI does not meet its obligations under the indemnification. For further information with respect to the indemnification see Note 8.

a.	During the year ended December 31, 2007, the Company recorded a provision for losses before reinsurance of approximately $640.4 million ($493.6 million after reinsurance), representing the net present value loss expected to be incurred in the future with respect to 13 of its 25 reinsured ABS CDOs. The net present value loss represents: (i) all claims paid through December 31, 2007, plus the net present value of claims expected be paid subsequent thereto, less (ii) recoveries received through December 31, 2007, the net present value of expected recoveries subsequent thereto, and the net present value of installment premiums due by the counterparties to such reinsured guarantees subsequent to December 31, 2007. There have been no claims paid on these transactions to date.

The total remaining notional/par reinsured by the Company with respect to these 13 transactions net of carried case basis reserves, but before reinsurance, aggregated approximately $6.4 billion ($6.2 billion after reinsurance) at December 31, 2007. The estimate of loss was based on assumptions and estimates extending over many years into the future. Such estimates are subject to the inherent limitation on the Company’s ability to predict the aggregate course of future events. It should therefore be expected that the actual emergence of losses and loss adjustment expenses will vary, perhaps materially, from any estimate. There is currently no payment default with respect to these transactions. Management continues to monitor the exposure and will revise its loss estimate if necessary, as new information becomes available.

The case basis loss reserves on the Company’s reinsured ABS CDO portfolio were determined based on detailed cash flow modeling of expected monthly cash flows for all loans that are referenced in the 25 ABS CDOs. ABS CDOs that the Company reinsure are highly complex structured transactions, the performance of which depends on a wide variety of factors outside of its control. The Company’s estimate of losses on these transactions was based on sophisticated financial models, generated internally and supplemented by models generated by third parties, to estimate future credit performance of the underlying assets, and to evaluate structures, rights and the Company’s potential obligations over time. The modeling of multi-sector CDOs requires analysis of both direct ABS as well as CDO collateral within the multi-sector CDOs, known as “inner securitizations,” and, as a reinsurer, the Company does not consistently have access to all the detailed information necessary to project every component of each inner securitization. Therefore, in some cases the Company puts greater reliance on the models and analysis of third party market participants and is not able to fully, independently and precisely verify each data point. In addition, many of these financial models include, and rely on, a number of assumptions, many of which are difficult to determine and are subject to change, and even small alterations in the underlying assumptions of the model can have a significant impact on its results. Moreover, the performance of the securities the Company reinsures depends on a wide variety of factors which are outside its control, including the liquidity and performance of the collateral underlying such securities, the correlation of assets within collateral pools, the performance or non-performance of other transaction participants (including third-party servicers) and the exercise of control or other rights held by other transaction participants.

To develop the cash flow model for each reinsured CDO the Company began by determining the expected cash flows for each security owned by the CDO. For each direct holding of an RMBS security (based on the CUSIP number obtained from the latest trustee report) the Company determined a cumulative loss projection based on characteristics of the mortgage loans in the collateral pool. The Company obtained information on the pool’s loan performance from “LPS”, a loan information database developed by Loan Performance, a third party vendor. Projected future performance of each loan in the pool was determined by its characteristics as matched up against the performance of similar loans in the LPS historical database.

The key assumptions in the Company’s RMBS modeling included:

  The projected default rate for currently performing loans which were based on the loan’s characteristics including:

- Combined loan to value (“CLTV”)

- Fair Isaac Corporation credit scoring model (“FICO®”) - Debt to Income (“DTI”)

- Loan risk factors (option adjustable rate mortgages (“ARM”), negative amortization, investor property, second home, and second lien)

- Level of borrower documentation (low documentation, stated documentation, or no documentation).

  The roll rate projections of defaults for loans that is currently delinquent in the pool.

  The loss severity upon default for each loan.

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands, except share amounts)

b.     During year ended December 31, 2007, the Company recorded a provision for losses before reinsurance of approximately $165.0 million (($3.8) million after reinsurance), representing the net present value loss expected to be incurred in the future with respect to 6 of its 15 reinsured obligations supported by HELOC or CES mortgage loans. The net present value loss represents: (i) all claims paid through December 31, 2007, plus the net present value of claims expected be paid subsequent thereto, less (ii) recoveries received through December 31, 2007, the net present value of expected recoveries subsequent thereto, and the net present value of installment premiums due by the counterparties to such reinsured guarantees subsequent to December 31, 2007. The total remaining notional/par reinsured by the Company with respect to these 6 transactions net of carried case basis reserves, but before reinsurance, aggregated approximately $1.9 billion ($1.8 billion after reinsurance) at December 31, 2007. The estimate of losses was based on assumptions and estimates extending over many years into the future. Such estimates are subject to the inherent limitation on the Company’s ability to predict the aggregate course of future events. It should therefore be expected that the actual emergence of losses and loss adjustment expenses will vary, perhaps materially, from any estimate. Among other things, the assumptions could be affected by an increase in unemployment, increase in consumer costs, lower advance rates by lenders or other parties, lower than expected revenues or other external events.

The Company’s estimate was determined based on an analysis of results of a cash flow model.

The cash flow model projects expected cash flows from the underlying mortgage notes. The model output is dependent on, and sensitive to, the key input assumptions, including assumptions regarding default rates, prepayment rates and the rate of new draws on the HELOCs. On the HELOC transactions, it also projects expected new collateral to be created by the funding of new HELOC draws. The cash flow from the mortgages is then run through the “waterfall” as set forth in the indenture for each transaction. Claims in respect of principal result when the outstanding principal balance of the mortgages is less than the outstanding principal balance of the reinsured notes. Recoveries result when cash flow from the mortgages is available for repayment, typically after the reinsured notes are paid off in full.

The Company based its default assumptions on recent observed default rates and the current pipeline of delinquent loans. The Company generally assumes that the default rates will increase for the next nine months and then ramp down over another nine months, at which point the default rate will stabilize at a rate nearer, but still above, historical default rates. Net losses may be greater if the time it takes the mortgage performance to stabilize is longer.

After the occurrence of a rapid amortization event, the HELOC transactions generally benefit by the funding of the new HELOC draws by a third-party. This benefit will be diminished in the event that the third-party is not legally required, or is unable or unwilling to fund the draws, or if the lender suspends credit lines under certain circumstances legally permitted.

c.     During the year ended December 31, 2004, the Company recorded a provision for losses of approximately $42.1 million representing the present value of losses expected to be incurred in the future with respect to a reinsured project financing. The portion of the reinsured exposure to which this loss relates was fully reinsured on a first-loss basis by XLI. During 2005, the Company recorded an additional provision for loss relating to this transaction of $13.5 million ($5.6 million after retrocession to XLI), on a net present value basis to reflect certain adverse developments. During 2006, the Company recorded an additional provision for loss relating to this transaction of $13.8 million which after retrocession to XLI was fully covered under the indemnification discussed above and in Note 8. Accordingly, there was no net impact on the Company’s results of operations in 2006. The total remaining par reinsured by the Company in connection with this transaction aggregated approximately $238.6 million ($5.9 million net of retrocession to XLI, but before considering XLI indemnification) at December 31, 2007, which amortizes over the next 11 years. The estimate of loss was based on assumptions and estimates extending over many years into the future. There is currently no payment default with respect to this transaction. Management continues to monitor the exposure and will revise its loss estimate if necessary, as new information becomes available.

d.     In December 2005, certain notes collateralized by loans to medical providers that were insured by XLCA (the “Insured Notes”) and reinsured by the Company defaulted upon their maturity. In satisfaction of the resulting claim, XLCA purchased the Insured Notes for $20.2 million, which represented the remaining outstanding principal and accrued interest on the Insured Notes. In connection therewith, the Company recorded a loss of $0.6 million representing its share under the aforementioned reinsurance agreement of the difference between the estimated fair value of the Insured Notes at the date they were acquired by XLCA and the consideration paid by XLCA to acquire the Insured Notes. In addition, the Company paid XLCA its share of the cost of the Insured Notes and recorded such payment as funds withheld. At December 31, 2005, the carrying amount of the Company’s funds withheld relating to this transaction was $15.9 million. During 2006, the Company recognized a charge of $12.6 million relating to the impairment of the Insured Notes and reduced it funds withheld by a corresponding amount. In addition, during 2006 the balance of its funds withheld was returned by XLCA to the Company.

e.     During the year ended December 31, 2005, the Company recorded a provision for loss of $4.3 million ($2.5 million net of a retrocession) representing the Company’s share under its reinsurance agreement with XLCA of the present value loss expected to be incurred in the future by XLCA with respect to two related insured residential mortgage securitizations.

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands, except share amounts)

During 2006, the reinsurance of the aforementioned two residential mortgage transactions was cancelled in settlement of a dispute with the reinsurer. As a result of the cancellation, all ceded premium (which was on an installment basis and consequently fully earned) aggregating $0.4 million, was returned to the Company and the Company’s net reserve increased by approximately$1.8 million. Also, during 2006, one of the insured debt obligations was retired early as a result of the exercise of a clean-up call by the entity which transferred the underlying mortgages to the special purpose issuer. As a result of the aforementioned retirement, the Company reduced the related case reserve by approximately $1.7 million. The Company’s earnings for 2006 were increased by approximately $0.3 million as a result of the aforementioned returned premium, cancellation, and early retirement. As of December 31, 2006, the Company carried a case basis reserve for this transaction of $2.7 million (none of which was reinsured). During 2007, the insured obligation was retired as a result of the exercise of a clean-up call by the sponsor of the securitization thereby eliminating the Company’s exposure without loss. Accordingly, the Company recorded a reduction in its provision for losses and loss adjustment expenses during 2007 of $2.7 million resulting from the elimination of the aforementioned reserve

f.     During 2007, the Company recorded a provision for loss of $9.5 million representing the net present value of a claim expected to be incurred with respect to two related reinsured international transportation securitizations. No loss payments have been made to date with respect to the reinsured obligations. The transaction has been fully reserved and is expected to be terminated in the first quarter of 2008 with a claim paid equal to or less than the reserve amount. In conjunction with recording the loss, during 2007 the Company released net unearned premiums related to these reinsured transactions of $5.5 million (net of deferred acquisition cost).

At December 31, 2006 the Company maintained a provision of $1.6 million in respect of reinsurance provided to a primary insurer for a cash flow collateralized borrowing obligation. During 2007, a claim of $1.1 million related to this reinsured obligation was paid and the remaining reserve was reduced to zero. The transaction has been terminated and the Company has no further exposure.

Unallocated Reserves

In accordance with the Company’s accounting policy discussed in Note 2, the Company’s net provision for unallocated reserves is a function of applying the initial expected loss ratio to earned premium each period (after exclusion of the effect on earned premium of refunding and full limit losses because no more risk exists on those related policies) and the expected loss emergence pattern. For the years ended December 31, 2007, 2006, and 2005, the Company recorded a net provision for unallocated reserves of $14.3 million, $12.6 million and $10.2 million, respectively. The Company’s unallocated loss reserve is established on an undiscounted basis and represents management’s best estimate of losses that the Company will incur in the future as a result of credit deterioration in the Company’s in-force business but which have not yet been specifically identified. As management establishes case basis reserves and pays claims it may, based on its judgment, reduce or increase the ultimate expected loss ratio used to determine unallocated reserves to reflect its best estimate of expected ultimate loss experience. In addition, under the Company’s accounting policy management may, based on its judgment, reduce unallocated reserves in response to significant case basis reserve and or paid loss activity. Management would only expect such reductions to occur in limited instances, such as economic events generating significant loss activity across a broad cross section of the portfolio. Management has not viewed the Company’ case basis reserve and paid loss activity to date to warrant such a reduction of the Company’s unallocated reserves. While material case basis reserves were established in 2007, these reserves were concentrated in certain sectors of the financial guarantee portfolio and were associated with unprecedented credit-market events. As such, these events did not alter management’s perspective of the expected loss ratio associated with the remainder of the portfolio and the required level of unallocated reserves.

13.     Variable Interest Entities

          The Company primarily provides financial guarantee reinsurance or enters into a credit derivative on the senior interests, which would otherwise be rated investment grade. The obligations related to these transactions are often securitized through variable interest entities. The Company does not hold any equity positions or subordinated debt in these arrangements. The Company does not have a significant variable interest in these entities and, therefore, these entities are not consolidated.

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands, except share amounts)

14.     Letters of Credit

          On August 1, 2006, the Company, SCA, and XLCA entered into an aggregate $500 million, five-year letter of credit and revolving credit facility (the “Facility”) with a syndicate of banks, for which Citibank N.A. is the administrative agent. The Facility provides for letters of credit of up to $250 million and up to $250 million of revolving credit loans with the aggregate amount of outstanding letters of credit and revolving credit loans there under not to exceed $500 million. On December 26, 2007, the Company entered into amendment no. 1 to the Facility. The amendments contain therein were of a technical value and did not represent substantive changes to the Facility.

          Interest and fees payable under the Facility shall be determined based upon certain spreads over defined benchmarks, principally LIBOR. The commitments under the Facility will expire on, and amounts borrowed under the Facility may be borrowed, repaid and reborrowed from time to time until, the earlier of (i) the date that is five years after the closing date of the Facility and (ii) the date of termination in whole of the commitments upon an optional termination or reduction of the commitments by SCA, XLCA and the Company or upon an event of default.

          The Facility contains financial covenants that require that SCA at any time (a) prior to August 1, 2008, maintain a minimum consolidated net worth (defined as total shareholders’ equity before accumulated other comprehensive income and excluding the effect of any adjustments required under Statement of Financial Accounting Standards No. 133) of $857.4 million, (b) on or after August 1, 2008, maintain a minimum consolidated net worth (as defined above) equal to the greater of (1) $857.4 million or (2) an amount equal to 65% of the consolidated net worth (as defined above) as of the end of the then most recent fiscal year or fiscal quarter of the Company for which financial statements shall have been delivered, and (c) maintain a maximum total funded debt-to-total capitalization ratio of 30%. At December 31, 2007, consolidated net worth (as defined above), as calculated by SCA in accordance with the Facility, was $1,091.0 million and there was no debt outstanding. The Facility also contains certain covenants, including restrictions on mergers, acquisitions and other business consolidations; the sale of assets; incurrence of indebtedness; liens on assets; and transactions with affiliates. In addition, the Facility contains certain customary provisions regarding events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-default and cross-acceleration to certain other indebtedness, certain events of bankruptcy and insolvency, material judgments, certain events under the Employee Retirement Income Security Act of 1974, as amended, and changes of control. The Facility also requires that the Company deliver audited financial statements without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit.

          As of December 31, 2007, the Company had letters of credit outstanding under the Facility of $231.5 million, which were established for the benefit of primary insurance companies reinsured by the Company, as explained below. No revolving loans have been drawn under the Facility since its inception. For the years ended December 31, 2007, 2006 and 2005, the Company incurred expenses of $0.4 million, $0.7 million and $1.6 million related to letters of credit. Substantially all of such costs in 2006 and 2005 related to letters of credit issued under XL Capital’s letter of credit facility.

          Primary companies reinsured by the Company may require it to provide collateral or letters of credit so they can receive reinsurance credit under certain U.S. state laws. In addition, under certain of its reinsurance agreements, the Company has the option to provide collateral or letters of credit in favor of the primary companies it reinsures in the event of a downgrade of the Company’s credit ratings or other events which would diminish the reinsurance credit provided to such primary companies by the rating agencies for the Company’s reinsurance. Although the Company’s credit ratings were downgraded, as of the date hereof, the Company has not received a request from any of the primary companies it reinsures to provide collateral or letters of credit and the Company has not made any determination whether it will provide collateral or letters of credit to such primary companies. As of December 31, 2007, the Company had $17.0 million of additional letter of credit capacity available.

          Under certain of the Company’s reinsurance agreements, in the event of a ratings downgrade of the Company or other trigger events (some of which have already occurred), the primary companies that have ceded business to the Company generally have the right to take back all or a fixed percentage of all in-force business that has been ceded by such companies to the Company. In such event, the Company would be required to return to the primary company all or a portion of the U.S. statutory unearned premium for such business at such time. While no request has been made to date, as of December 31, 2007, if all the Company’s primary companies took back such business, the Company estimates the amount of U.S. statutory unearned premium to be returned to such primary companies to be approximately $138.7 million, net of ceding commission that such primary companies would be required to return to the Company upon such request. If such business were recaptured due to the aforementioned circumstances, the Company would also forego future installment premium on the business recaptured but the Company would require less rating agency capital.

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands, except share amounts)

15.     Regulation 114 Trust

     Effective December 1, 2004 the Company established a trust account in accordance with Regulation 114 of the New York Insurance Department for the benefit of XLCA to secure the obligations of the Company to XLCA under the Treaty. This trust account is required for XLCA to take financial credit for statutory reporting purposes for the reinsurance cessions by XLCA to the Company under the Treaty, since the Company is not a licensed insurer or reinsurer in any state of the United States of America. At December 31, 2007, investments at an amortized cost of $1,823.6 million were on deposit in the trust account. Included in this amount were $3.3 million of cash and cash equivalent instruments.

16.     Taxation

Bermuda:

     Under current Bermuda law, the Company is not required to pay any income or capital gains taxes in Bermuda. The Company has received an assurance from the Minister of Finance of Bermuda under The Exempted Undertakings Tax Protection Act of 1966 of Bermuda that in the event of any such taxes being imposed, the Company will be exempted until 2016.

United States:

     Management believes that the Company is not engaged in a Unites States trade or business and has not created a Permanent Establishment as defined under the US/Bermuda Income Tax Treaty. Further, the Company has not made an election under IRC Section 953(d) to be taxed as a United States insurance company or IRC Section 953(c)(3)(C) to be taxed on its related person insurance income.

17.     Statutory Financial Data

     Under the Bermuda Insurance Act 1978, amendments thereto and related regulations (“The Act”) the Company is required to prepare Statutory Financial Statements and to file a Statutory Financial Return. The Act also requires the Company to meet certain minimum capital and surplus requirements. To satisfy these requirements, the Company was required to maintain a minimum level of statutory capital and surplus of $88.4 million, $53.0 million and $33.6 million as of December 31, 2007, 2006 and 2005, respectively.

The following summarizes the significant differences between statutory accounting practices and generally accepted accounting principles (“GAAP”).

	2007	2006	2005

GAAP net (loss) income	$(841,530)	$132,958	$98,389
Deferred acquisition costs	(45,144)	(38,579)	(19,775)
Net realized and unrealized losses on derivative instruments (excluding put option – see note 6)	645,705	5,029	4,109
Change in other Non-admitted assets	111	(277)	—

Statutory net (loss) income	$(240,858)	$99,131	$82,723

GAAP shareholder’s equity and Series A redeemable preferred shares	$400,726	$1,133,367	$690,074
Non-admitted assets:
Net derivative liability (excluding put option – see note 6)	639,283	(6,464)	(11,618)
Other non-admitted assets	(210,450)	(165,097)	(126,519)

Statutory shareholder’s equity`	$829,559	$961,806	$551,937

     The Company is also required to maintain a minimum liquidity ratio whereby the value of its relevant assets is not less than 75% of the amount of its relevant liabilities. As of December 31, 2007 and 2006, the Company was required to maintain relevant assets of at least $1,094.9 million and $561.9 million, respectively. At those dates relevant assets were approximately $2,181.2 million and $1,729.9 million, respectively, and the minimum liquidity ratio was therefore met

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands, except share amounts)

18.     Disclosures about Fair Value of Financial Instruments

     For financial instruments other than derivative instruments (see note 2), estimated fair values have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret the data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the following estimated fair value amounts

Debt Security Investments

     All of the Company’s investments in debt securities are considered available-for-sale and accordingly are carried at fair value. The fair value of investments is based on quoted market prices received from nationally recognized pricing services or, in the absence of quoted market prices, dealer quotes or matrix pricing. Adverse credit market conditions during the second half of 2007 caused some markets to become relatively illiquid, thus reducing the availability of certain data used by the independent pricing services and dealers. The net unrealized appreciation or depreciation on investments is included in accumulated other comprehensive income (loss). Any unrealized depreciation in value considered by management to be other than-temporary is charged to income in the period that such determination is made.

Short-term investments

The carrying amount represents fair value, which approximates cost due to the short maturity of these instruments.

Cash and cash equivalents

The carrying amount is a reasonable estimate of approximate fair value because of the short maturity term of these instruments.

Deferred premium revenue, net of prepaid reinsurance premiums

     The carrying amount of deferred premium revenue, net of prepaid reinsurance premiums, represents the Company’s future premium revenue, net of reinsurance, on policies where the premium was received at the inception of the reinsurance contract. The fair value of deferred premium revenue, net of prepaid reinsurance premiums, is an estimate of the premiums that would be paid under a reinsurance agreement with a third party to transfer the Company’s financial guarantee risk, net of that portion of the premiums retained by the Company to compensate it for originating and servicing the reinsurance contract.

Unpaid losses and loss expenses, net of reinsurance balances recoverable

     The carrying amount is fair value, which is the present value of the expected cash flows for specifically identified claims and potential losses in the Company’s reinsured portfolio, net of reinsurance.

Installment premiums

     The fair value of installment premiums is estimated based on the present value of the future contractual premium revenues, net of reinsurance, that would be paid under a reinsurance agreement with a third party to transfer the Company’s financial guarantee risk, net of that portion of the premium retained by the Company to compensate it for originating and servicing the reinsurance contract. The fair value is derived by calculating the present value of the estimated future cash flow stream (net of premium and ceding commissions) discounted at 7% and 4.80% at December 31, 2007 and 2006, respectively.

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands, except share amounts)

	2007			2006
	Carrying	Estimated		Carrying	Estimated
	Amount	Fair Value		Amount	Fair Value
Assets:
Debt securities	$1,935,130	$1,935,130		$1,404,197	$1,404,197
Short-term investments	31,498	31,498		206,923	206,923
Cash and cash equivalents	26,336	26,336		86,528	86,528
Liabilities:
Deferred premium revenue, net of prepaid reinsurance
premiums and deferred acquisition costs	767,459	587,927		657,349	511,420
Unpaid loss and loss expenses, net of reinsurance recoverable
on unpaid losses	589,108	589,108		78,503	78,503
Off-Balance sheet Instruments:

Installment premiums, net of ceding commissions	—	480,634	(1)	—	376,516

(1) Includes $69.3 million, representing the net present value of future installment premiums at December 31, 2007 with regard to certain of the Company's reinsurance contracts on which case reserves are recorded at December 31, 2007.

19.     Contingencies and Commitments

     In the ordinary course of business, the Company is subject to litigation or other legal proceedings. It is the opinion of management, after consultation with legal counsel and based upon the information available, that the expected outcome of any outstanding litigation, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position, results of operations or liquidity.

     The Company as a co-guarantor along with SCA US Holdings Inc., a wholly-owned subsidiary of SCA, is jointly and severally liable for the performance of all obligations and duties, and the payment of all amounts, due to certain SCA executives in accordance with the provisions of their respective employment contracts.

20.      Subsequent Event

     On February 22, 2008 and March 6, 2008, XLCA issued notices terminating seven CDS contracts with Merrill Lynch International under which XLCA had agreed to make payments to Merrill Lynch International on the occurrence of certain credit events pertaining to particular ABS CDOs referenced in the agreements. XLCA issued each of the termination notices on the basis of Merrill Lynch International’s repudiation of certain contractual obligations under each of the agreements. Merrill Lynch International filed a lawsuit against XLCA in New York Federal Court, seeking a declaratory judgment that the seven CDS contracts are enforceable against XLCA. XLCA believes that Merrill Lynch International's lawsuit lacks merit and intends to vigorously defend the terminations. These CDS contracts were reinsured by the Company. The notional amount of the CDS contracts reinsured by the Company at December 31, 2007 aggregated $2.4 billion before reinsurance ($2.2 billion after reinsurance). For the year ended December 31, 2007, the Company recorded a charge of $451.9 million relating to these CDS contracts, of which $155.5 million represents a net unrealized loss and is reflected in the accompanying statement of operations in the caption entitled “Net realized and unrealized losses on derivative instruments,” and $296.4 million represents the provision of case basis reserves for unpaid losses and loss expenses and is reflected in the accompanying statement of operations in the caption entitled, “Net losses and loss adjustment expenses.” At December 31, 2007, the Company recorded a derivative liability and reserves for unpaid losses and loss expenses associated with these CDS contracts of $163.3 million and $377.9 million before reinsurance ($155.5 million and $296.4 million after reinsurance), respectively.

XL Financial Assurance Ltd.
Notes to Financial Statements
For the years ended December 31, 2007, 2006 and 2005

(U.S. dollars in thousands, except share amounts)

21.     Unaudited Quarterly Financial Information

The following is a summary of the unaudited quarterly financial data for 2007 and 2006.

	First	Second	Third	Fourth
2007	Quarter	Quarter	Quarter	Quarter

Gross premiums written	$85,202	$56,221	$90,864	$125,928
Net premiums written	68,458	49,823	66,472	112,949
Net premiums earned	41,112	47,487	50,369	48,624
Net investment income	20,530	24,424	26,310	26,903
Net loss and loss adjustment expenses	(336)	2,027	6,467	509,822	(1)
Net income (loss)	40,994	35,156	(63,102)	(854,578	) (2)

	First	Second	Third	Fourth
2006	Quarter	Quarter	Quarter	Quarter

Gross premiums written	$73,820	$96,636	$72,014	$107,302
Net premiums written	67,240	91,263	95,426	97,619
Net premiums earned	35,454	49,659	41,534	40,024
Net investment income	11,347	12,426	16,292	18,912
Net loss and loss adjustment expenses	3,684	2,470	4,497	3,408
Net income	24,083	34,346	33,860	40,669

(1)	The increase, as compared to prior quarters, relates to the provisions for case basis reserved discussed in Note 12(a) and (b).

(2)

The loss recorded during the fourth quarter of 2007 is primarily the result of provisions for case basis reserves discussed in Note 12(a) (b) and (f), as well as the change in the estimate of the fair value of the CDS contracts reinsured by the Company, which is discussed in Note 3.